As filed with the Securities and Exchange Commission on July 17, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AKERNA CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	7374	83-2242651
(State or other jurisdiction of incorporation or organization)	Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1601 Arapahoe St.

Denver, Colorado 80202

(Address, including zip code, and telephone number,

including area code, of principal executive offices)

Vcorp Services, LLC

1013 Centre Road, Suite 403-B

Wilmington, Delaware 19805

(Address, including zip code, and telephone number,

1including area code, of agent for service)

Copies to:

Douglas S. Ellenoff, Esq.

Stuart Neuhauser Esq.

Tamar Donikyan, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Telephone: (212) 370-1300

Fax Number: (212) 370-7889

Approximate date of proposed sale to public: As soon as practicable on or after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price per Share(4)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	5,554,942	$13.15	$73,047,487.30	$8,853.36
Common stock underlying options (2)	901,074	$13.15	$11,849,123.10	$1,436.11
Common Stock underlying warrants (3)	243,750	$13.15	$3,205,312.50	$388.48
Total (2) (3)	6,699,766	$13.15	$88,101,922.90	$10,677.95

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock, $0.0001 per share (the “Common Stock”) offered hereby also include such presently indeterminate number of shares of the registrant’s Common Stock as a result of stock splits, stock dividends or similar transactions.

(2)	Includes the maximum number of shares of Common Stock issuable upon exercise of options to purchase additional shares of Common Stock.

(3)	Includes the maximum number of shares of Common Stock issuable upon exercise of the warrants.

(4)	Estimated solely for purposes of calculating the amount of the registration fee in accordance with Rules 457(c) and 457(g) under the Securities Act based on the average of the high and low sales prices of the registrant’s Common Stock on the NASDAQ Capital Market on July 16, which date is within five (5) business days of the filing of this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell the securities until the Registration Statement filed with the Securities and Exchange Commission, of which this prospectus is a part, is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated July 17, 2019

Prospectus

AKERNA CORP.

6,699,766 Shares of Common Stock

This prospectus relates to the resale by certain selling stockholders of up to 6,699,766 shares of common Stock, par value $0.0001 per share (the “Common Stock”), of Akerna Corp. (“we,” “us,” “our,” the “Company,” or “Akerna”) as follows: (i) an aggregate of 901,074 shares (the “Private Placement Shares”) of Common Stock issued to certain accredited investors (the “Investors”) in a private placement (the “Private Placement”), consummated in connection with the Company’s Business Combination (as defined below); (ii) an aggregate of 901,074 shares (the “Private Placement Option Shares”) of Common Stock that are issuable to the Investors upon exercise of options (the “Options”) granted in the Private Placement; (iii) 100,120 shares of Common Stock transferred to the Investors in connection with the Private Placement; (iv) 4,553,748 shares (the “Affiliate Shares”) issued to “affiliates” of the Company (as that term is defined in Rule 144 under the Securities Act) in the Business Combination (as defined below); and (v) an aggregate of 243,750 shares of Common Stock underlying warrants issued to an affiliate of the Company in the Business Combination.

We will not receive any proceeds from the resale of any of the shares of Common Stock being registered hereby.  However, we may receive proceeds from the exercise of (i) warrants held by the selling stockholders exercised other than pursuant to any applicable cashless exercise provisions, and (ii) the Options.

Our Common Stock and warrants are listed on the Nasdaq Capital Market under the symbols “KERN” and “KERNW”, respectively. On July 16, 2019, the last reported sale price of our Common Stock and warrants on the Nasdaq Capital Market was $12.90 per share and $1.59 per warrant, respectively.

The selling stockholders may offer all or part of the shares registered hereby for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. Our registration of the shares of Common Stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. With regard only to the shares the selling stockholders sell for their own behalf, such selling stockholder may be deemed an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). The Company has paid all of the registration expenses incurred in connection with the registration of the shares. We will not pay any of the selling commissions, brokerage fees and related expenses.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 18  to read about factors you should consider before investing in shares of our Common Stock. We urge you to carefully read this prospectus describing the terms of these securities before investing.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2019.

You should rely only on the information contained in this prospectus. Neither we nor the selling stockholders have authorized any other person to provide you with information different from or in addition to that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

We further note that the representations, warranties and covenants made by us in any document that is filed as an exhibit to the registration statement of which this prospectus is a part and in any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

i

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein may contain forward looking statements that involve risks and uncertainties.  All statements other than statements of historical fact contained in this prospectus and the documents incorporated by reference herein, including statements regarding future events, our future financial performance, business strategy, and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus and the documents incorporated by reference herein, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a highly regulated and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations, and financial needs. These forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those reflected in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus, and in particular, the risks discussed below and under the heading “Risk Factors” and those discussed in other documents we file with the Securities and Exchange Commission, or SEC.

Some factors that could cause actual results to differ include, among others:

●	changes in applicable laws, regulations and/or a political environment that is opposed to the cannabis industry;

●	federal enforcement of current applicable laws and regulations surrounding the cannabis industry;

●	the reversal of the legalization of the cannabis industry in one or more states in which we have clients;

●	changing regulatory environments and costs associated with compliance;

●	the possibility that the Company might be adversely affected by other economic, business or competitive factors, conditions, and events;

●	if our losses are greater than we anticipate or if we fail to achieve profitability within our expected timeline or at all;

●	market acceptance of our current and future products and services;

●	our ability to compete with other companies offering similar products and services;

●	our clients’ businesses fail or fail to become successful;

●	existing client retention rates and the ability to upsell clients;

●	our ability to effectively market its products and services and attract new clients;

●	our ability to maintain or strengthen our technology;

ii

●	amount and timing of operating expenses, particularly sales and marketing expenses, related to the maintenance and expansion of our business, operations and infrastructure;

●	our ability to control costs, including operating expenses;

●	ability to manage organic growth and growth fueled by acquisitions;

●	public perception and acceptance of cannabis-related products and services generally;

●	any and all other unforeseen events that may delay or prevent our current business plan from being executed; and

●	other risks and uncertainties indicated in this prospectus, including those indicated under the section entitled “Risk Factors.”

We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statement.

Any forward-looking statement you read in this prospectus or any document incorporated by reference reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, operating results, growth strategy and liquidity. You should not place undue reliance on these forward-looking statements because such statements speak only as to the date when made. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future, except as otherwise required by applicable law. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Forms 10-Q, 8-K and 10-K filed with the SEC, if any. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

iii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in our Company.  You should carefully read the entire prospectus, including all documents incorporated by reference herein. In particular, attention should be directed to our “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes thereto contained herein or otherwise incorporated by reference hereto, before making an investment decision.

All references to “we,” “us,” “our,” and the “Company” refer to Akerna Corp., unless we specifically state otherwise or the context indicates otherwise.

Business Overview

The Company is a regulatory compliance and inventory management technology company. The Company’s proprietary software platform is adaptable for industries in which interfacing with government regulatory agencies for compliance purposes is required, or where the tracking of organic materials from seed or plant to end products is desired. Nine years ago, the Company identified a need for organic material tracking and regulatory compliance SaaS solutions in the growing cannabis and hemp industry. The Company developed products intended to assist states in monitoring licensed businesses’ compliance with state regulations, and to help state-licensed businesses operate in compliance with such law. The Company provides its regulatory software platform, Leaf Data Systems®, to state government regulatory agencies, and its business software platform, MJ Platform®, to state-licensed businesses. Although the Company has helped monitor legal compliance for more than $13 billion in cannabis sales to date, it does not handle any cannabis related material, does not process sales transactions within the United States, and its revenue generation is not related to the type or amount of sales made by its clients, as revenues are generated by the Company on a fixed-fee based subscription model. The Company’s annual revenues have grown each year since inception, from $0.8 million in its first full year of operations in the fiscal year ended December 31, 2010 to $10.5 million in the fiscal year ended June 30, 2018.

The Company believes its service offerings are built to scale nationally and internationally while providing technology compliance, monitoring and auditing products across the entire supply chain and all industry verticals of the cannabis, CBD and hemp markets. Importantly, the Company has already started serving businesses and governments globally.  The Company currently services clients in 29 of the 33 U.S. that have legalized cannabis in some form, as well as the District of Columbia. We believe these factors establish the Company as a mature, vetted solution for the coming global expansion in the industry. The Company also serves clients in Australia, Canada, Chile, Colombia, Denmark, New Zealand, South Africa, Spain, Switzerland, Uruguay, Italy, and Macedonia. The Company expects to leverage its first-mover advantage and reputation among industry participants throughout the global supply chain to increase market share, including in growth markets, such as the emerging Asian markets.

The Company’s core products, Leaf Data Systems and MJ Platform, are highly-versatile platforms that provide the Company’s clients with a central data management system for tracking regulated products – from seed to initial plant growth to product – throughout the complete supply chain, using a global unique identifier method. The Company’s platforms also provide clients with integrated security, transparency and scalability capabilities. These capabilities allow the Company’s state-licensed clients to control inventory, operate efficiently in a fast-changing industry and comply with state, local, and federal (in countries such as Canada and Colombia) regulation at all times, and allows its government regulatory clients to effectively and cost-efficiently monitor licensees and ensure that commercial businesses are complying with their states’ regulations.

The Company generates revenue in three principal areas:

●	Government Regulatory Software – Leaf Data Systems is the Company’s SaaS offering for government agencies. Leaf Data Systems is a compliance tracking system designed to give regulators visibility into the activity of licensed cannabis businesses in their jurisdictions. The Company currently has two clients for Leaf Data Systems, the State of Washington and the Commonwealth of Pennsylvania.

●	Commercial Software – MJ Platform is the Company’s SaaS offering for state-licensed businesses. MJ Platform is an ERP (Enterprise Resource Planning) compliance system specific to the cannabis and hemp CBD industry. MJ Platform is comprised of integrated modules designed to meet the regulations and inventory management needs of cannabis and hemp CBD cultivators, manufacturers and retailers. The Company has meaningful market share for cannabis-centric enterprise software in most regulated U.S. state markets, with market share in each state ranging from 6% to 100% based on Marijuana Business Media’s latest fact book, state tax agencies’ records, and locator services.

●	Consulting Services – the Company’s consulting team provides a complete suite of consulting services to banks, investors, businesses, and governments interested in the cannabis and hemp CBD industry. The offerings center on legal compliance, compliance monitoring systems, legal application processes and inspection readiness and business reviews.

The Company also resells a limited number of printers for printing compliance product labels and scales that are NTEP certified legal for trade. Revenue from these resale activities was approximately 1% of total revenue in the fiscal year ended June 30, 2018, and 3% of total revenue in the nine months ended March 31, 2019, and is not expected to become a significant generator of revenue.

Cannabis Industry

General

The Company believes the growing cannabis industry in numerous U.S. states and other countries outside of the U.S. represents an ideal market for its technology, as states need to ensure legal compliance and the maintenance of the seed-to-sale life cycle within their states, and state-licensed operating companies need to ensure they operate within applicable state law and carefully track inventory.

Although in its early stages, the cannabis and hemp industries (medicinal and adult-use) are experiencing rapid growth. The Company believes it is witnessing a global paradigm shift in which the cannabis industry is moving from a state of prohibition to a state of legalization and general public acceptance. According to numerous sources, including Arcview Market Research, cannabis is one of the fastest growing industries in the world. According to Arcview Market Research, the legal cannabis market in the United States is projected to grow from $9.1 billion in sales in 2017 to more than $47 billion in sales by the year 2027, and to $57 billion globally in the same period, as the number of states and nations liberalizing their cannabis legalization rules and policies grows.

The cannabis industry is a competitive, changing landscape. Laws and regulations are rapidly changing, and fines for non-compliance are steep. Proper, safe and profitable operation of a cannabis business requires a full understanding of applicable laws, the ability to track plants and products to ensure compliance with these laws, and the ability to operate at scale in a competitive environment.

The Company uses its years of experience, proprietary databases, and resources to identify trends and predict changes in the cannabis industry in order to evolve its products and better assist its clients in operating in compliance with the applicable laws of their jurisdictions and capitalizing on commercial opportunities within the applicable regulatory framework, with accuracy, efficiency, and geographic specificity.

Seed to Sale

Accurate tracking of any organic products requires the ability to identify an item that changes over time. A seed grows into a plant, and a plant is refined into multiple different products, some of which are sold to consumers, and others of which are destroyed or allowed to expire. The following is a general description of the seed-to-sale process:

Cultivation. The process of growing begins at the cultivation facility, where all living plants are tracked throughout their growth phases. The plants progress from propagation material (seeds or tissue cultures), to the vegetative stage (immature plants), then to the flowering stage (mature plants).

Harvest. Upon harvest, weights are gathered which represent the weight of the flower and other material (e.g. stems and roots). Weights decrease as product is processed through drying, trimming and elimination of waste.

Quality Assurance (QA) Laboratory Testing. Certain jurisdictions require cannabis or hemp CBD material to be tested. Samples of flower and other material are sent to a testing laboratory where the required testing can be performed. While product samples are undergoing lab testing, the remaining packages of the associated inventory remain quarantined until passing test results have been entered by the testing laboratory.

Packaging. Once harvested material has had the appropriate QA testing performed, harvest packages may be transferred to extraction and infusion (“E&I”) facilities to undergo extraction and infusion processes. E&I facilities process the usable plant material for sale, or extract the organic compounds from the plant, which can then be packaged for sale directly as concentrated extract, such as cannabis concentrate, or processed into infused products (such as topical products, edible products, and tinctures). In some jurisdictions, it is required that samples be sent to a testing laboratory again at this point for final testing prior to being transported to retail facilities to be distributed to consumers.

The Company’s Platform Capabilities

The Company’s platforms and related technology offer wide ranging capabilities. The Company integrates these capabilities into its software offerings to provide platforms that allow government regulators to engage in accurate and real-time compliance monitoring, and which provide licensed businesses with a true enterprise solution for managing their inventory and compliance. Key capabilities of the Leaf Data Systems and MJ Platform include:

●	Seed-to-Sale Tracking – This allows tracking of products from cultivation, through harvest and processing and manufacturing, to monitoring of the final sale to the patient or customer. The Company’s traceability technology captures everything that happens in an individual plant’s life, providing visibility into the supply chain from any measurement of finished product dispensed to a patient or customer, back to the plant it came from, and all activity, transportation, and transactions that happen in between. While the Company does not provide point of sale processing, and never takes, owns, or handles any product or cash transaction, its platform does record all sales as part of state and jurisdictional compliance monitoring processes.

●	Single System Integration – This allows state-licensed clients to manage inventory, customer records and staff in one tracking system. MJ Platform and Leaf Data Systems platforms can be fully integrated with one another. The Company’s platforms can also be integrated with systems of numerous third-party suppliers.

●	Remote Usage and Connectivity – This allows access through any Internet connection from anywhere and on any device.

Leaf Data Systems

General

Leaf Data Systems provides regulatory authorities with visibility into the operations of licensed medical and recreational cannabis businesses. Licensed cannabis facilities within a state can enter data regarding the basic workflows performed at their facility, which is processed into reporting tailored to the government agencies that regulate and enforce the rules of the industry. This enhances the ability of regulators to ensure public and product safety as well as to monitor sales and inventory within the industry. Leaf Data Systems is customized to the regulations of the state in which it is contracted and tailored to capture the relevant data points desired by regulatory officials.

Government regulators desire visibility into many of the metrics involved in the seed-to-sale process in order to ensure public safety, monitor sales data for the purposes of taxation, and perform physical inspections of cannabis industry facilities. Leaf Data Systems allows for specific data points captured during these workflows to be compiled into the state and regional view retrievable by regulatory officials. These data points include:

●	Licensed facilities locations;

●	Individual employees at licensed facilities;

●	Specific physical locations at licensed facilities, such as where plants are grown or products exist;

●	Plants tracked as they move through their life cycle with location, phase, and origin data captured;

●	Harvest details collected throughout the harvest process;

●	Product and type attributes associated with physical inventory;

●	Packages of physical inventory on hand at a licensed facility and all associated actions performed with inventory, such as inventory adjustments, transfers and destruction; and

●	Wholesale and retail transactions.

Leaf Data Systems leverages the use of unique identifiers that are assigned to each batch, plant and inventory item to connect the life cycle phases together and provide the foundation for the chain of custody. State officials are able to review all seed-to-sale information captured for all licensees through reporting of real-time data. The system allows regulators the ability to set alerts based on specific data points and their relative expected values.

Leaf Data Systems provides regulators with three methods for data capture from licensees:

●	Application Programming Interface (API) – Licensees that utilize business management software provided by a third-party vendor to manage their plants, inventory and sales (including the MJ Platform) can integrate their existing system with Leaf Data Systems via an API. An API is a set of requirements that governs how one software application communicates with another. The Company’s API details for Leaf Data Systems are available for any software company to utilize for their clients’ benefit.

●	File Upload – If API integration is not a possibility, licensees can utilize the data upload feature using CSV (comma-separated values) files. A CSV file is a common format for data exchange that is widely supported and is useful for transferring tabular data between programs that operate on incompatible formats. Leaf Data Systems provides a template as a guideline for proper formatting of CSV files for any data to be uploaded.

●	User Interface – Licensees who choose not to utilize API integration capabilities or data upload tools have the option of manually entering each line item of data to be captured. Leaf Data Systems’ data collection forms allow field by field detail entry for each piece of information that must be recorded.

Leaf Data Systems allows government regulatory clients to track product of licensees from seed to plant, view manifest data on demand in order to verify the transport details for a licensee transporting cannabis products or materials, and ensure proper taxation and payment of fees by licensees.

Government Contract Bidding Process

When seeking cannabis compliance monitoring and regulatory governance systems, states publish requests for proposal (“RFP”) to which companies, such as the Company, can respond. The Company monitors government contract opportunities by reviewing all available state registries for notifications of RFP and similar proposal invitations. The Company has relationships with industry lobbyists, industry coalitions, regulatory agencies and industry businesses, enabling it to learn of all government contract opportunities. The Company believes its industry expertise, adaptable platform technology and ability to timely provide a quality commercial off-the-shelf (COTS) solution at a competitive price provides the Company with the ability to win the bidding process and secure state regulatory customers.

Based on an RFP, the Company conducts internal road-mapping to determine if there is value in responding to the proposal. If the Company decides to proceed, it will formulate a detailed response, including granular responses to solicitation requirements; identifying and detailing the benefits of the Leaf Data System for the state’s needs and formulating a pricing regime that the state will find attractive. Typically, the Company will propose multiple pricing models, all of which consider the extent of customization required and the number of expected licensees operating across the platform:

●	The state pays for the entire project – In this model, the state pays all costs associated with implementation, licensee tags (e.g., radio frequency identification (RFID) tags, barcode tags, etc.), ongoing support, and maintenance for the duration of the contract.

●	The costs for the project are split between the state and the licensees – In this model, the state pays for implementation and ongoing support and maintenance, while the licensees might pay for cost of tags.

●	The licensees pay for the entire project – In this model, the licensees bear the entire cost of the project in the form of monthly fees or license tag fees.

State procurements for compliance platforms in the cannabis industry have occurred relatively infrequently, with only 21 states currently using some form of compliance tracking. The Company believes that states’ demand for these platforms will increase as further state-level cannabis legislation is introduced, and the existing legalized states further expand their compliance initiatives.

Since 2015, the Company has placed seven bids and won contracts in Nevada, Washington, and Pennsylvania. In 2018, the Company submitted a response to a RFP from Florida, and in 2019, the Company submitted a response to a RFP from New Mexico and Utah. The Company expects those three states to render their decisions on the proposals in 2019. After Nevada legalized adult use, the Nevada market to be addressed by the Company increased by approximately 400% and Nevada did not make corresponding concessions for increased fees to the Company, resulting in the contract with Nevada becoming cost prohibitive to the Company. The Company and Nevada agreed to an early termination of the contract.

The Company has supplied Washington State with Leaf Data Systems since 2017. The platform has been integrated with the Washington State Liquor and Cannabis Board and is used to monitor, control, and report on activities of authorized producers, processors and dispensaries. This project involved the conversion of three years of cannabis tracking data from the state’s prior tracking system, as well as coordinating the cutover of all licensed businesses in the state to the Leaf Data Systems, as well as the integration of APIs from numerous third parties.

The Company has supplied Pennsylvania with Leaf Data Systems since 2017. The platform has been integrated with the Pennsylvania Department of Health and is used to monitor, control, and report on activities of authorized growers/processors, dispensaries, laboratories, clinical registrants, and academic clinical research centers. The Leaf Data System, as configured for Pennsylvania, permits growers and processors to begin cultivating, growing, and processing activities as soon as possible. This platform also integrates a third-party SaaS registry from Oracle for patients, caregivers, practitioners and medical providers with our seed to sale system to track patient dispensary activity in the state.

Agreement with State of Pennsylvania

On January 30, 2017, the Pennsylvania Department of Health (PADOH), together with Pennsylvania’s Office of Information Technology Bureau of IT Procurement accepted the Company’s bid to provide a hosted SaaS medical marijuana seed to sale tracking system and awarded the Company a service contract. The Company, as the prime contractor for this contract, provides all services and meets the requirements requested by PADOH, except the production of the Medical Marijuana Patient and Caregiver identification cards, which is provided by the Pennsylvania Department of Transportation. These specific services are provided through the Company’s Leaf Data System, which monitors, controls and reports on activities of authorized growers/processors, dispensaries, laboratories, clinical registrants and academic clinical research centers. Additionally, the services provided to the Commonwealth by the Company includes implementation of a hosted, SaaS registry for patients, caregivers, practitioners and medical providers, which is integrated with the Leaf Data System as necessary to track patient dispensary activity. The term of the purchase order which was issued under the contract commenced on April 18, 2017, with an initial term of five years and the option for three (3) consecutive one-year renewals at the Commonwealth of Pennsylvania’s (the “Commonwealth”) discretion. The Commonwealth may exercise the renewal(s) in single or multiple year increments, at any time during the purchase order. the Company’s payments from PADOH are made quarterly through invoicing to the Commonwealth’s procurement office with purchase orders added to the main purchase order from time to time and invoiced after completion of delivery date agreed upon in any change request. Termination of the contract will occur at contract closeout and all data collected and stored in the Company’s systems will be transferred to PADOH without cost within 30 calendar days in a format agreed upon by the Commonwealth. Termination by the Commonwealth can occur in whole or any part at any time for certain prescribed reasons, including the Company’s failure to provide services as and when required, the Company’s failure to dedicate sufficient resources, including personnel, equipment and material, to the completion of prescribed services and unsatisfactory performance in the judgment of the Commonwealth. In addition, the Commonwealth can terminate the contract without cause for convenience upon 30 days’ notice if it determines that termination is in the best interest of the Commonwealth.

Agreement with State of Washington

In July 2017, the Company and the Washington State Liquor and Cannabis Board (“WSLCB”) entered into negotiations and acceptance of a services contract for the Company’s provision of the Leaf Data System. The contract provides for the Company to undertake the work necessary to implement and integrate the Leaf Data system with WSLCB, with a subscription for maintenance and other services by the Company thereafter. The initial term of the contract for performance of such implementation and integration commenced on July 10, 2017 and was for a one-year term. The Company expects Washington to complete the initial license and implementation phase in September 2019. At that time, Washington is expected to move into subscription services. Upon final acceptance and approval by WSLCB of the implementation of the Leaf Data System, the term of the state’s subscription for software maintenance and support shall initially be for one year, with up to five consecutive one-year renewals, at the sole option of Washington State. As of the date hereof, the Company is completing the implementation of the Leaf Data system with WSLCB, including providing deliverables such as project management plans, testing, data conversion, interfaces, training, production cutover, and initial licensing. The subscription fee payable by WSLCB includes all costs associated with hosting, licensing, and support for each year of subscription services. WSLCB shall pay in advance the respective annual cost. Suspension or termination of this contract by WSLCB can occur in whole or any part at any time for certain prescribed reasons, including the Company’s breach of the contract, for the convenience of Washington State or the failure of Washington State to allocate funds in its budget for the Contract.

MJ Platform

The Company provides state-licensed dispensaries, cultivators, and manufacturers with a data-driven seed-to-sale tracking platform, MJ Platform, which provides clients with an enterprise solution for managing their inventory and regulatory compliance, whether they are a small boutique shop, a large multi-state company or a multi-country business, and is available in English, Spanish and French. MJ Platform is used by customers to make their operations more efficient, profitable, and compliant through all phases of the seed-to-sale cycle – from cultivation to extraction and infusion to distribution and retail sales.

Every stage of the product lifecycle has costs attached to it, including building, labor, nutrients, lighting, water, and other, sometimes hidden, expenses. As margins tighten in any products-based industry with the emergence of more competition, managing costs becomes an increasingly important part of sustainability. MJ Platform allows users to track costs with specificity – by the day, by the hour, by the method, by the employee, by the product line, and by the square foot of facility space.

The Company services licensed cannabis operators in all verticals of the industry, including cultivation, manufacturing and retail dispensaries. The Company believes its ability to service clients in the cultivation and manufacturing markets differentiates it from other industry software providers that typically do not provide solutions for these types of businesses. The Company has significant client presence for its commercial software solutions in mature cannabis markets such as Arizona, Colorado, Oregon, Nevada, California and Pennsylvania as well as Spain. The Company has exclusivity in the Pennsylvania market due to its government contract, which requires operators in the state to use not only the Company’s track and trace system Leaf Data Systems but also the Company’s seed to sale tracking ERP product MJ Platform.

Cultivation

The cultivation module in MJ Platform allows licensed cultivators to quickly get ground-level details about plant strain creation and plant growth location, together with enterprise-level costing and yield projection modeling.

The following summarizes MJ Platform’s functionality, utility, and monitoring capabilities through the cultivation stages:

●	Creating plants. Cultivators use MJ Platform to identify strains of plants based on various phenotypes and to monitor and track genetics from a particular Mother Plant, thus allowing the Mother Plant and its progeny to be tracked genetically and by strain/phenotype performance over generations.

●	Growing plants. MJ Platform allows cultivators to view and track high-level details about the plants they have in the propagation, vegetation, and flowering stages, with the added ability to dive into an individual plant or group of plants. Cultivators can quickly move large batches of plants through the plant life cycle (vegetation/flowering stages) or individual plants can be moved if those plants need more or less time in a particular stage while keeping track of all inventory and monitoring regulatory compliance.

●	Harvesting plants. When plants have finished the flowering stage and are ready to be harvested, those plants can be reviewed through the platform as a group or individually. At this time, the overall harvest weight is entered, with corresponding waste weights. Both harvested and waste material are inventoried and tracked, allowing the business and the governing body, such as the state regulatory agency, to know where all such material is at any given time. Additionally, the harvest can be graded for quality, which allows for an evaluation of the genetics of the plant strain and the growing conditions within the cultivation facility.

●	Packaging harvest. After the harvest has gone through its various drying and curing stages, it will be ready to be either sold wholesale by the commercial business for extraction purposes or sent to a retail facility. At this point, “harvest lots” are created based on the variation of cannabis flower that the cultivation facility deals with (e.g. bulk flower, trim, prepacks, etc.) and each lot is inventoried, tracked and monitored.

●	Testing product. Test results can be added for products in order to track cannabinoid potency, terpenes, microbials, residual solvents, heavy metals, mycotoxins, pesticides, and foreign materials. This information can then be used for business or customer facing labeling. All test results become part of the data record and is monitorable.

●	Distributing to extraction or retail facilities. When product is ready to be distributed to an extraction facility (to run extractions and produce concentrates) or a retail facility (to be sold to patients or consumers), it can be sent out on a transfer, at which point the inventory will be removed from the system and the MJ Platform has done its job of helping the customer ensure compliance. Most U.S. States require a transport manifest be created and filed at this time as well, which MJ Platform does. If this cultivation facility and the facility to which the product is being transferred are under the same parent company, a corresponding purchase order will be created at that receiving facility, easily allowing that facility to receive the inventory.

Extraction and Infusion (E&I)

The following summarizes MJ Platform’s functionality, utility, and monitoring capabilities through the extraction and infusion stages:

●	Receiving inventory. When licensed extraction facilities are sent organic materials, such as raw cannabis plants, from other facilities in order to run extractions or processing on that material, the MJ Platform allows the extraction facility to easily receive that inventory into their system through a purchase order. The extraction facility is able to locate the vendor sending them product via the “vendor network” integrated into the MJ Platform, at which point the products they typically receive from the vendor will automatically be displayed. This allows the E&I facility to carefully track the products being sent by each vendor. Any payments made during the transfer are recorded in the MJ Platform and become part of the monitorable data.

●	Extracting and processing. Monitoring and accounting data for each of the varying pieces of equipment used in cannabis processing jobs can be added to MJ Platform. As equipment is used to transform cannabis material into cannabis oil, live resin, and other products, that processing time is deducted from that equipment’s overall life expectancy, allowing for true product costing capabilities. MJ Platform allows the user to select monitoring of particular starting material to be extracted and processed and the platform will present only the relevant information. Additionally, the platform can monitor individual employee tasking, job completion timelines and process efficiency.

●	Viewing multiple processing jobs. Larger E&I facilities have more equipment and therefore will have various processes running in various machines at the same time. MJ Platform allows for an E&I facility manager to view and modify details about all of the active processes running in each machine at any point in time.

●	Inventory listing. E&I facilities have inventory in various stages of processing at any point in time. Cannabis flower may be in the process of being extracted into oil, distilled to achieve high levels of purity, or packaged into a final product. Therefore, it becomes necessary for an E&I facility manager to see in which stage all of this inventory resides at various times and to be able to accurately and immediately track such inventory. The E&I inventory listing within MJ Platform has these inventory stages set up into buckets which include pre-run, curing infusion concentrate and finished product. This inventory bucketing structure takes the guess work out of knowing where various products are in the extraction and processing phases, ensuring efficient state compliance and the meeting of product “finishing” timelines.

●	Completing processing jobs. When the processing job has completed, the output product(s) are selected and the new quantity of the output product are captured and become part of the compliance and monitorable data log. Quality ratings can also be assigned at this time to capture product color, clarity, aroma, consistency.

●	Assembling a final product. Once the varying extraction and processing jobs have been run and the output material is in its final form, the final product (such as cartridges, concentrates, oil capsules) can then be assembled for the final patient or consumer. Within MJ Platform, assemblies are monitored based on the facility’s operating procedures. For example, if cartridges are to be filled and packaged, the pre-built platform assembly would contain the appropriate amount of cannabis oil, an empty cartridge, MCT Oil for dilution, and a box to house the cartridge. All of these components are monitored in MJ Platform with their corresponding costs and inventory levels, with the location of each components identifiable and monitored. As employees assemble these cartridges, they will know which components are needed (and monitor the adequacy of inventory levels) and pull from existing inventory (or reorder inventory as necessary). The pre-built assemblies also allow for the comparison of expected cost/completion times relative to actual cost/completion times.

●	Testing product. In MJ Platform, product testing can be monitored and recorded at any stage of inventory (pre-run, curing, infusion concentrate and finished product). Certain states require tests to be completed at each stage of the cannabis product for consumer sales. For example, if an E&I facility is producing cartridges, it may be necessary to test the oil in the curing stage, the infusion concentrate stage, and the final finished product stage. MJ Platform is easily adaptable for these requirements and provides for traceability and compliance monitoring from one stage to another.

●	Distributing to retail locations. Once the E&I facility has finished taking in cannabis flower and outputting product, the E&I facility wholesales that product to retail facilities to be sold to patients and consumers. These transactions are recorded by MJ Platform and are monitorable by state governments and other governing bodies.

Retail

The following summarizes MJ Platform’s functionality, utility, and monitoring capabilities through the retail stages:

●	Receiving inventory. The process for receiving inventory at the licensed retail facility is the same as at the E&I and cultivation facilities. The licensed vendor sending the product can be easily located via the retail facility’s vendor network, at which point the products which are typically received from this vendor will automatically be displayed on the MJ Platform and tracking of same continues. Any payments made during this transfer are recorded and become part of the monitorable data.

●	Creating customer records. Licensed retail facilities use MJ Platform to create a record of each customer and capture relevant customer information, including medical history, purchase history, and overall spending. MJ Platform provides retail facilities with the ability to capture demographic information (e.g. phone, email, address, driver’s license and medical ID) and special grouping information (e.g. veteran, senior and repeat customer), which can be used by commercial business to determine any product pricing adjustments, and allows compliance with all customer record keeping requirements.

●	Selling to customers. Whether a retail facility handles in-store orders, phone orders or third-party online orders, MJ Platform records all sales finalized at or through the retail facility, including amounts of product sold, prices, inventory identification, and the employees handling and delivering product.

●	Adding products to an order. As orders are placed, MJ Platform records all package labeling, retail location and patient or customer information to the monitorable data for the commercial business. MJ Platform also assists clients in the provision of accurate labeling based on information input by the client. Depending on an inventory manager’s need for inventory restriction, packages can be moved within the system to various sales and storage locations to allow them to be visible to (or hidden from) the retail employees completing the sale in order to ensure compliance. In fact, the software can prevent the retail employee from compliantly recording an inventory sale which is not in the virtual sales location to which they’ve been assigned.

●	Enforcing purchase limits. Certain jurisdictions have restrictions on the amount of cannabis or cannabis derivatives which can be purchased during a given time period. MJ Platform allows for retail managers to set limits for their facility while providing the flexibility to override the limits for certain patient-based medical need. If product sale would put an end patient or customer over the applicable purchase limit, MJ Platform provides a warning message to the retail employee and the product is prevented from being compliantly recorded as a sale. Additionally, retail employees see a running total of the amount of cannabis material currently allocated to a patient or customer, allowing for tailored product choices based on the patient or customer’s remaining purchasable amount. If this retail facility’s parent company has multiple retail locations, all of these locations can be linked together to prevent “looping,” ensuring patients or customers aren’t purchasing their full limit at one location then purchasing additional product at another location.

●	Paying for orders. MJ Platform does not sell or handle cannabis products and does not process any payments for same, but integrates with the client facilities’ payment processors to record all transactions to further enhance state compliance data sets. There are no U.S. clients who have any integration to payment processing through MJ Platform. Currently, only Canadian clients have the ability to integrate to payment processors to receive data back to record a sale. In the U.S., MJ Platform simply records that a sale was made for compliance purposes.

●	Printing customer labels and receipts. MJ Platform allows for easy printing of labels that can be attached to the products or handed to the customer. Certain jurisdictions require such materials to be given to the customer for law enforcement purposes. Labels can be easily customized within MJ Platform to suit the needs of changing laws. Certain jurisdictions may require “mandated statements” on patient labels which apply to the whole order or which may apply only to certain product categories. Instead of hardcoding these statements, MJ Platform empowers retail personnel to remain in compliance by allowing them to build out their own global label statements, category statements, subcategory statements to allow them to quickly pivot based on new rules or regulations.

Business Intelligence

The MJ Platform Business Intelligence (“BI”) leverages the extensive data captured in each of MJ Platform’s cultivation, E&I, and retail modules, allowing for informed actionable insights. MJ Platform allows users to align their operational data from three vantage points: in real-time, past trends, and predictive future. The Company believes it has cultivated the cannabis industry’s largest database providing users with valuable market comparison data available only through MJ Platform and helps clients keep track of emerging legal and commercial trends. This proprietary database assists user in making important decisions in real-time with respect to product planning and pricing.

During the cultivation phase, the platform allows for yield and cycle management forecasting. The platform leverages plant growth cycle and expected harvest yield data from the propagation, vegetation and flowering stages to forecast when there will be on-hand inventory for various products, allowing for ramp up in cultivation staffing and marketing/pre-selling of the inventory. It also allows the cultivator to evaluate the harvest yields and quality ratings achieved by various mother plants to determine which mother plants to clone for future harvests.

During the E&I phase, the platform allows the licensed facility to monitor product efficiency and product quality. It provides the facility manager with insight into the efficiency and quality of extraction, processing, and assembly jobs by employee, and enables the manager to determine with employees are achieving the highest yielded product output, and which are achieving product output with the highest quality ratings.

During the retail phase, the platform allows licensed retail locations to run patient analytics by tracking sales data relative to patient information, such as age, gender, zip code and date of product sale. The platform helps compliantly monitor and track retail locations retention efforts with existing patients or customers by tracking and reporting on the client’s targeted marketing and advertising efforts. The platform also allows retail location managers to view details about product sales by type and strain, allowing for reorder of products that sell and allowing for discontinuation of laggard product. Retail locations can also use the BI provided by the MJ Platform to evaluate gross profit based on the product’s production cost less the product’s sale price or based on the wholesale price. The platform also provides high-level sales data about daily, weekly and monthly sales, sales by payment type, sales by retail employee, sales by product and strain type and other metrics. MJ Platform also allows for inventory management and monitoring.

Partner Integrations

MJ Platform is built on a microservices architecture. This structure has a number of benefits, including the ability to segregate certain pieces of the service in order to allow for those pieces to be easily accessed by third-party services. For example, if a dispensary wishes to partner with an online menu company, that dispensary’s “menu service” can easily be shared with this third-party partner so that the partner only sees the information the dispensary wishes the partner to see, keeping other pieces of information hidden (e.g., patient data and sales data).

The “cultivation” microservice allows for the querying of all of the plants in a cultivation facility, and all of the details that go along with those plants. This allows for third-party integrations, such as with messaging platforms used by cultivation staff. Cultivation staff can be notified in their messaging platform when a plant or group of plants is ready to be switched over from the vegetation stage to flowering stage.

The “customers” microservice allows for integrators to view details about all customers within an organization and to create new customers within that organization. For example, if a dispensary allows for patients to create an account on its website (even if they have never shopped at the brick and mortar store), that information is sent to MJ Platform and the new customers are automatically added to the dispensary’s MJ Platform account database. This ensure up-to-date and readily available customer identification and monitoring.

The “inventory” microservice provides visibility into which products are available at a particular facility and the quantity of those products. This information can be integrated with third-party online menu providers, allowing for the real-time display all of a dispensary’s available products (including photos, descriptions and prices).

The “orders” microservice monitors all orders that come into a client retail facility and helps ensure that same of fulfilled in compliance with law and that all such sales are monitored – from inventory identification to the facility employee handling the product to the end customer purchasing the product.

Consulting

The Company’s experienced services team assists its government regulatory and business clients in integrating its platforms into their operations and systems.

Entering the cannabis industry is a significant undertaking. The Company works with clients to efficiently comply with state requirements in connection with the launch and operations of their cannabis businesses. The Company’s management and key personnel bring deep cannabis industry experience to the company. The Company’s management team and key personnel have broad experience gained form working with numerous cannabis operations. The Company’s consulting team has experience in every aspect of cannabis operations in every vertical (e.g., cultivation, processing and retail). The Company’s team has managed projects, including growth facilities exceeding 100,000 square feet, retail operations with locations in multiple states and online businesses serving an entire country.

The Company provides project-focused consulting services to clients that are initiating or expanding their cannabis businesses or are interested in data consulting engagements regarding the legal cannabis industry. The Company typically provides its consulting services to clients in emerging markets that are seeking consultation on newly introduced licensing regimes and assistance with the regulatory compliant build-out of operations in newly opened states.

The Company consults with clients on a wide range of areas to help them successfully operate in the cannabis industry in compliance with state law, including:

●	reviewing plant and product procedures to ensure compliance and safety, as well as create greater safeguards against diversion (for example, the redirection of medicinal marijuana to a recreational user sales);

●	providing role-based, recorded training customized for clients’ businesses and personnel with an emphasis on the applicable state regulatory scheme;

●	identifying inefficiencies and redundancies in operational set-up with a focus on saving time and labor costs;

●	setting up tracking of nutrient mixes by plant grouping to track cost of goods and maximize yields;

●	evaluating extraction process and substrate mixture to reach optimal production and maximize yields;

●	advising on design of patient/consumer marketing plan, automated marketing tools and loyalty rewards programming with an emphasis on allowed advertising and marketing which varies from jurisdiction to jurisdiction and state to state;

●	creating business plans and models; and

●	writing license applications and compliance programs.

Strategy

The Company intends to pursue additional growth through organic initiatives, including increased marketing personnel and resources, acquisitions, and strategic relationships. Key elements of the Company’s strategy include:

●	entering into additional, large emerging markets where legal compliance and detailed inventory control and monitoring is required, including potentially markets other than cannabis and hemp CBD, as these markets first legalize or expand their existing legalization regime from solely medicinal to adult recreation use;

●	the hiring of additional research and marketing personnel;

●	exploiting the network effect that results from the Company having the leading compliance and inventory technology market share in the cannabis industry and clients across its platforms in many states;

●	enhancing its systems infrastructure and data security systems;

●	expanding the Company products to other organic material industries in the United States and aboard; leveraging its first-to-market position and utilizing its long-standing relationships with thousands of growers, cultivators, dispensaries and government agencies, to continue to develop and sell its platforms and related products and services; and

●	making strategic acquisitions to enhance product and service offerings and marketing breadth.

Government Regulation

The Company does not grow, handle, process or sell cannabis or cannabis-derived products, nor does it ever possess any such material or process any transactions related to the sale of same. The Company only provides a technology platform for its clients to ensure their compliance with state law, and to monitor and control their inventory in compliance with state regulatory environments. The Company does not receive any commissions from sale by its clients and the Company’s revenue generation is not based on the sales of cannabis product by its clients, but rather the Company generates revenues through a set-fee based subscription revenue model. The Company is not directly subject to state or federal government drug regulation and its products are only intended to be used to ensure compliance with applicable state law under which clients operate. The Company’s clients are subject to state and federal law as it relates to cannabis growth, processing and sale. As of the date of this proxy statement/prospectus, 33 U.S. states have legalized cannabis in some form. Cannabis, however, is still deemed illegal under federal law. The federal government regulates drugs through the Controlled Substances Act (CSA) (21 U.S.C. § 811), which does not recognize the difference between medical and recreational use of cannabis.

The Company believes the existing and emerging state and federal regulatory landscape creates opportunities for the Company’s platforms. The Company is awarded contracts with its government regulatory clients for its products and services through the process of competitive bidding. This process begins when the Company firsts learns, formally or otherwise, of a potential contract from a prospective government customer and concludes after all negotiations are completed upon award. When preparing its response to a prospective customer for a potential contract, the Company evaluates the contract requirements and determines and outlines the services and products it can provide to fulfill the contract at a competitive price.

The Company’s government contracts and sub-contracts are subject to the procurement rules and regulations of the individual states. Many of the contract terms are dictated by these rules and regulations. During and after the fulfillment of a government contract, the Company may be audited in respect of the direct and allocated indirect costs attributed thereto. These audits may result in adjustments to the Company’s contract costs. Additionally, the Company may be subject to government inquiries and investigations because of its participation in government procurement. Any inquiry or investigation can result in fines or limitations on the Company’s ability to continue to bid for government contracts and fulfill existing contracts.

The applicable state government generally has the ability to terminate the Company’s contract, in whole or in part, without prior notice, for convenience or for default based on performance. If a government contract were to be terminated for convenience, the Company generally would be protected by provisions covering reimbursement for costs incurred on the contract and profit on those costs, but not the anticipated profit that would have been earned had the contract been completed. The state government also has the ability to stop work under a contract for a limited period of time for its convenience. In the event of a stop work order, the Company generally would be protected by provisions covering reimbursement for costs incurred on the contract to date and for costs associated with the temporary stoppage of work on the contract.

In order to obtain a government contract for the Leaf Data Systems, the Company is required to follow a competitive bidding process in each state where it seeks a contract. Any government contract awarded to the Company could require the Company:

●	to expend material time and money ahead of receipt of revenues thereunder;

●	to be become subject to potential audits and reviews by government agencies; and

●	to reserve for potential liabilities under such contracts for periods longer than under private, commercial contracts.

Competition

The Company competes with numerous companies in the cannabis industry that offer services that are similar to some of our services, including, but not limited to, Acumatica, BDS Analytics, BioTrackTHC, Canna Advisors, Cannabis 365, Cova Cannabis, Denver Relief, Flowhub, Greenbits, Guardian, Headset Medicine Man, Metrc, New Frontier, Nextec, 3C, Treez and Trelis. The Company also directly competes with Kind Financial, a company offering substantively similar services to the Company and which has partnered with Microsoft (Nasdaq: MSFT) to deliver such services in the United States.

The Company faces competition in each of the revenue segments in which it operates. The Company believes, however, that it possesses relative strengths in each segment that provide the Company with competitive advantages, including:

●	the range of services offered by the Company;

●	the Company’s management personnel and their industry knowledge and experience;

●	the Company’s proprietary databases, which are only available to users of the Company’s platforms.

Range of Services

The Company believes it possesses a unique viewpoint into the industry because it offers solutions to, and works with, both commercial businesses and government regulatory agencies towards the common goal of ensuring regulatory compliance and real-time monitoring of inventory and sales. The Company offers a complete range of both software and services to meet these needs for both state governments and commercial businesses. While the Company does face competition from firms focusing on specific subsets of the company’s markets, there are a very limited number of competitors providing products or services that compete with the Company’s complete range of products and services. The Company competes with software companies offering a product to businesses only in a certain geographic region or of a certain business type. The Company also competes with consulting firms serving a specific phase of the cannabis plant lifecycle.

Industry Knowledge and Experience

The Company’s management personnel have extensive technical and business operations knowledge and experience within the cannabis industry, which has been developed through numerous years of service in key roles with a broad range of cannabis companies, both in terms of product and service type and size. The Company’s leverages this knowledge and experience to guide its product and service development and delivery. The Company’s management team possesses significant compliance expertise, allowing the Company to continually monitor changes in legislation and regulation within the markets the Company and its customers operate. the Company faces competition from companies who have teams with technical expertise or cannabis industry experience, but there are a limited number of competitors who have both and which understand the interplay between software and technical development and the application of same to the evolving cannabis compliance landscape.

Proprietary Databases

The Company’s nine years of operations has provided it with a statistically significant dataset of cannabis transaction information that the Company’s believes cannot be readily duplicated by new entrants into the marketplace. This growing database includes proprietary sales, market trends, customer preferences, pricing and regulatory data. The Company uses this dataset to more accurately predict trends in the marketplace and makes this dataset available to users of its platforms, providing greater utility to customers in this regard than can be provided by competing platforms.

Size Compared to Direct Competitors

Based on numerous private and public sources, including state tax rolls and comparative industry websites, such as https://www.owler.com/company/mjfreeway, the Company contends that it is the largest competitor in the software based compliance and inventory monitoring industry with respect to the cannabis industry. The comparative data available indicates that the Company is at the top of the industry in terms of annual revenues and number of employees. Additionally, the Company has the longest operating history in the industry amongst these competitors, and holds the largest global footprint amongst these competitors, serving cannabis operators in 29 states and 13 countries globally.

Company Information

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act since we went public in the U.S. in January 2018. We will remain an emerging growth company for up to the last day of the fiscal year following the fifth anniversary of our initial public offering, or until the earliest of  (i) the last day of the first fiscal year in which our annual gross revenue exceeds $1.07 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period. Pursuant to Section 107 of the JOBS Act, we have elected to utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.

Selling Stockholders

Overview

On October 10, 2018 (as amended on April 17, 2019), the Company (f/k/a MTech Acquisition Holdings Inc.) entered into a definitive merger agreement (the “Merger Agreement”) with MTech Acquisition Corp. (“MTech”), MJ Freeway, LLC (“MJF”), MTech Purchaser Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Akerna (“Purchaser Merger Sub”), MTech Company Merger Sub LLC, a Colorado limited liability company and a wholly-owned subsidiary of Akerna (“Company Merger Sub” and, together with Purchaser Merger Sub, the “Merger Subs”, and the Merger Subs collectively with MTech and the Company, the “Purchaser Parties”), MTech Sponsor LLC, in the capacity as the representative for the equity holders of the Company (other than the Sellers) thereunder (the “Purchaser Representative”), and MJF and Jessica Billingsley (as successor to Harold Handelsman), in the capacity as the representative for the Sellers thereunder (the “Seller Representative”). The Merger Agreement provided for two mergers: (i) the merger of Purchaser Merger Sub with and into MTech, with MTech continuing as the surviving entity (the “Purchaser Merger”), and (ii) the merger of MTech Company Merger Sub with and into MJF, with MJF continuing as the surviving entity (the “Company Merger” and together with the Purchaser Merger, the “Business Combination”).

On June 17, 2019, MTech and MJF consummated the Business Combination.  Pursuant to the Merger Agreement, upon the closing of the Business Combination, the membership units of MJF (including the profits interest units) issued and outstanding immediately prior to the Business Combination automatically converted into the right to receive shares of the Company and the securities of MTech issued and outstanding immediately prior to the Business Combination automatically converted into the right to receive securities of the Company.  At such closing, MTech Acquisition Holdings Inc. changed its name to “Akerna Corp.” and MJF became the Company’s wholly-owned subsidiary.

In connection with the Business Combination, from June 5, 2019, through June 10, 2019, MTech entered into subscription agreements (each, a “Subscription Agreement”) with certain investors, whereby the investors named therein (the “Investors”) committed to purchase an aggregate of 901,074 shares of common stock of MTech for an aggregate purchase price of approximately $9.2 million (the “Private Placement”). Upon the closing of the Business Combination, such shares issued by MTech in the Private Placement (“Private Placement Shares”) were automatically converted into shares of common stock of the Company on a one-for-one basis.

Pursuant to the Subscription Agreement, each Investor was granted an option (the “Private Placement Option”) for a period of sixty (60) days starting after the closing of the Business Combination to purchase, subject to certain conditions, additional shares of common stock (“Option Shares”) at a price of $10.21 per share, up to a number of Option Shares equal to the number of Private Placement Shares purchased and held and not redeemed by such Investor under the Subscription Agreement.

In connection with the execution of the Subscription Agreements, MTech Sponsor LLC (“MTech Sponsor”) and MTech entered into an Agreement to Transfer Sponsor Shares (each, a “Sponsor Stock Transfer Agreement”) with each Investor, pursuant to which MTech Sponsor agreed to transfer to each Investor at the closing of the Private Placement one shares of Class B common stock of MTech for each nine Private Placement Shares purchased by such Investor for an aggregate of 100,120 shares of common stock (such shares, the “Transferred Sponsor Shares”). Each Investor agreed to accept its portion of the Transferred Sponsor Shares subject escrow and other restrictions under the Letter Agreement, dated as of January 29, 2018, by and among MTech, EarlyBirdCapital, Inc., as representative of the underwriters thereunder, the Sponsor and Steven Van Dyke.

Private Placement Investors

In connection with the Business Combination, the Investors purchased an aggregate of 901,074 shares of Class A common stock of MTech for an aggregate of approximately $9.2 million in gross proceeds in the Private Placement.  In addition, in connection with the Private Placement, the Investors received from MTech Sponsor the Transferred Sponsor Shares. Upon consummation of the Business Combination, the Class A Common Stock issued by MTech in the Private Placement and the Transferred Sponsor Shares automatically converted into Common Stock of the Company.

The Investors may exercise the Option to purchase the Option Shares. Notwithstanding the foregoing, pursuant to The Nasdaq Stock Market Listing Rule 5635(d), the Company may not issue in the Private Placement (including upon exercise of the Option) more than 19.99% of the issued and outstanding shares of MTech common Stock at the time the Subscription Agreements were executed without stockholder approval. The Company anticipates seeking such approval of stockholders at an upcoming annual meeting of stockholders.

Matthew Kane, a director of the Company, is a manager of Seam Capital, LLC who is one of the Investors.

Affiliates of the Company

MTech Sponsor LLC

Pursuant to the terms of the Merger Agreement, MTech Sponsor received Common Stock and warrants to purchase Common Stock of the Company in exchange for its MTech securities upon the consummation of the Business Combination.

Jessica Billingsley Living Trust

The Jessica Billingsley Living Trust received 1,335,802 shares of Common Stock in exchange for 5,000,000 units of MJF upon consummation of the Business Combination. The shares of Common Stock held by the Jessica Billingsley Living Trust are beneficially owned by Jessica Billingsley, the Company’s Chairman and Chief Executive Officer.

Ruth Ann Kraemer

Ruth Ann Kraemer received 26,716 shares of Common Stock in exchange for 100,000 profits interest units of MJF upon consummation of the Business Combination. Ms. Kraemer is the Company’s Chief Financial Officer.

Mark Iwanowski

Mark Iwanowski purchased 2,000 shares of MTech in an open market transaction prior to the Business Combination. Pursuant to the Merger Agreement, Mr. Iwanowski received 2,000 shares of Common Stock in exchange for the 2,000 shares of MTech’s common stock upon consummation of the Business Combination. Mr. Iwanowski is a director of the Company.

Amy A. Poinsett Revocable Living Trust

The Amy A. Poinsett Revocable Living Trust received 1,335,802 shares of Common Stock in exchange for 5,000,000 units of MJF upon consummation of the Business Combination. The shares of Common Stock held by the Amy A. Poinsett Revocable Living Trust are beneficially owned by Amy A. Poinsett, a co-founder of MJF.

Jud Wiebe Fund LLC

Jud Wiebe Fund LLC received 189,391 shares of Common Stock in exchange for 708,906 units of MJF upon consummation of the Business Combination. The shares of Common Stock held by Jud Wiebe Fund LLC are beneficially owned by Matthew Kane, a director of the Company

Seam Capital, LLC

Seam Capital, LLC received 82,907 shares of Common Stock in exchange for 310,329 units of MJF upon consummation of the Business Combination. The shares of Common Stock held by Seam Capital, LLC are beneficially owned by Matthew Kane, a director of the Company.

Where You Can Find Us

Our principal executive offices are located at 1601 Arapahoe St., Denver, Colorado 80202, our telephone number is (888) 932-6537 and our Internet website address is https://www.akerna.com/.  The information on our website is not a part of, or incorporated in, this prospectus.

The Offering

Common stock offered herein:	6,699,766 shares of Common Stock.

Common stock outstanding: (1)	10,589,746 shares of Common Stock.

Common stock outstanding after the offering (1)	11,734,570 shares of Common Stock.

Use of Proceeds:	We will not receive any proceeds from the sale of the Common Stock by the selling stockholders. We may receive proceeds upon the exercise of warrants held by MTech Sponsor (to the extent the registration statement of which this prospectus is a part is then effective and, if applicable, the “cashless exercise” provision is not utilized by the holder) or Options. Any proceeds will be used for general corporate and working capital or for other purposes that the Board of Directors, in their good faith, deems to be in the best interest of the Company. No assurances can be given that any of such warrants or Options will be exercised. See “Use of Proceeds.”

Listing of Common Stock and Warrants:	Our Common Stock and warrants are listed on the Nasdaq Capital Market under the symbol “KERN” and “KERNW”, respectively.

Dividend policy:	We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends on our Common Stock.

Risk Factors:	An investment in our company is highly speculative and involves a significant degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our Common Stock.

(1)	The number of shares of Common Stock shown above to be outstanding before and after this offering is based on the 10,589,746 shares outstanding as of July 16, 2019. The number of shares of Common Stock outstanding after this offering assumes that the warrants held by MTech Sponsor have been exercised in full. The number of shares of Common Stock outstanding after this offering also assumes the Options have been exercised in full pursuant to stockholder approval to issue more than 19.99% of the Common Stock issued and outstanding as of the date on which the Subscription Agreements were executed, in accordance with Nasdaq rules. The number of shares of Common Stock outstanding before and after this offering excludes:

●	5,939,365 shares of our Common Stock issuable upon exercise of our outstanding warrants (other than the warrants held by MTech Sponsor).

RISK FACTORS

An investment in our Common Stock involves a high degree of risk.  You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision with regard to our securities. The statements contained in this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer.  In that case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

You should carefully consider the following risk factors in evaluating our business and us. The factors listed below and in the prospectus, represent certain important factors that we believe could cause our business results to differ. These factors are not intended to represent a complete list of the general or specific risks that may affect us. It should be recognized that other risks may be significant, presently or in the future, and the risks set forth below may affect us to a greater extent than indicated. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. You should also consider the other information included in our registration statement report on Form S-4/A, declared with the SEC on May 14, 2019, and subsequent annual reports and quarterly reports filed with the SEC.

Risks Relating to the Company

The Company has a history of losses, expects to continue to incur losses in the near term and may not achieve or sustain profitability in the future.

Our wholly-owned subsidiary MJF has incurred significant losses in each fiscal year since its inception in 2010. MJF experienced net losses of approximately $2.5 million and $7.0 million for the years ended June 30, 2018 and 2017, respectively and $6.5 million and $2.5 million for the nine months ended March 31, 2019 and 2018, respectively. These losses have been due to the substantial investments made by MJF to develop its monitoring and compliance platforms and related software, market these products to government regulatory agencies and commercial businesses, and grow its infrastructure to support increased business. The Company expects to continue to invest in further development of its platforms, software and related product offerings and to grow both its government regulatory and commercial business client base. As a result, the Company expects its operating expenses to increase in the future due to expected increased sales and marketing expenses, operational costs, product development costs, and general and administrative costs and, therefore, its operating losses will continue or even increase at least through the near term. In addition, since the Company is now a public company, it will incur significant legal, accounting and other expenses that MJF did not incur as a private company. Furthermore, to the extent that the Company is successful in increasing its customer base, it will also incur increased expenses because costs associated with generating and supporting customer agreements are generally incurred up front, while revenue is generally recognized ratably over the term of the agreement. You should not rely upon the Company’s recent revenue growth as indicative of future performance. The Company may not reach profitability in the near future or at any specific time in the future. If and when its operations do become profitable, the Company may not sustain profitability.

The Company has a relatively short operating history, which makes it difficult to evaluate its business and future prospects.

The Company has a relatively short operating history, which makes it difficult to evaluate its business and future prospects. Our wholly-owned subsidiary MJF has been in existence since 2010, and much of its revenue growth has occurred during the past three years. The Company has encountered, and will continue to encounter, risks and difficulties frequently experienced by growing companies in rapidly changing industries, including those related to:

●	market acceptance of its current and future products and services;

●	changing regulatory environments and costs associated with compliance;

●	its ability to compete with other companies offering similar products and services;

●	its ability to effectively market its products and services and attract new clients;

●	existing client retention rates and the ability to upsell clients;

●	the amount and timing of operating expenses, particularly sales and marketing expenses, related to the maintenance and expansion of its business, operations and infrastructure;

●	its ability to control costs, including operating expenses;

●	its ability to manage organic growth and growth fueled by acquisitions;

●	public perception and acceptance of cannabis-related products and services generally; and

●	general economic conditions and events.

If the Company does not manage these risks successfully, its business and financial performance will be adversely affected.

The Company’s long-term results of operations are difficult to predict and depend on the commercial success of its clients, the continued growth of the cannabis industry generally and the regulatory environment within which the cannabis industry operates.

The Company offers its products and services globally to help government regulatory agencies and commercial businesses monitor regulatory compliance and operate efficiently and successfully in compliance with applicable state laws. The Company’s long-term results will directly depend on the continued growth of the legalized cannabis industry (and public acceptance of cannabis-related products) and the ability of its current and future clients to successfully market their own products and services. If the legalized cannabis marketplace does not continue to grow because the public does not increasingly accept cannabis-related products or government regulators adopt laws, rules or regulations that terminate or diminish the ability for commercial businesses to develop, market and sell cannabis-related products, the Company’s business and financial performance would be materially adversely affected. Additionally, even if the cannabis marketplace continues to grow rapidly, and government regulation allows for the free-market development of this industry, products and services competitive with those offered by the Company may enjoy better market acceptance.

The legalized cannabis industry may not continue to grow and the regulatory environment may not remain favorable to participants in the industry. More generally, the Company’s products and services may not experience growing market acceptance, which would adversely impact the Company’s ability to grow revenue.

As a company whose clients operate in the cannabis industry, the Company faces many unique and evolving risks.

The Company currently serves government and private clients with respect to their tracking, monitoring and compliance needs as they operate in a growing cannabis industry. Any risks related to the cannabis industry that may adversely affect the Company’s clients and potential clients may, in turn, adversely affect demand for the Company’s products. Specific risks faced by companies operating in the cannabis industry include, but are not limited to, the following:

Marijuana remains illegal under United States federal law

Marijuana is a Schedule-I controlled substance under the Controlled Substances Act and is illegal under federal law. It remains illegal under United States federal law to grow, cultivate, sell or possess marijuana for any purpose or to assist or conspire with those who do so. Additionally, 21 U.S.C. 856 makes it illegal to “knowingly open, lease, rent, use, or maintain any place, whether permanently or temporarily, for the purpose of manufacturing, distributing, or using any controlled substance.” Even in those states in which the use of marijuana has been authorized, its use remains a violation of federal law. Since federal law criminalizing the use of marijuana is not preempted by state laws that legalize its use, strict enforcement of federal law regarding marijuana would likely result in the Company’s clients’ inability to proceed with their operations, which would adversely affect demands for the Company’s products.

Uncertainty of federal enforcement and the need to renew temporary safeguards

On January 4, 2018, Attorney General Sessions rescinded the previously issued memoranda (known as the Cole Memorandum) from the U.S. Department of Justice (“DOJ”) that had de-prioritized the enforcement of federal law against marijuana users and businesses that comply with state marijuana laws, adding uncertainty to the question of how the federal government will choose to enforce federal laws regarding marijuana. Attorney General Sessions issued a memorandum to all United States Attorneys in which the DOJ affirmatively rescinded the previous guidance as to marijuana enforcement, calling such guidance “unnecessary.” This one-page memorandum was vague in nature, stating that federal prosecutors should use established principles in setting their law enforcement priorities. Under previous administrations, the DOJ indicated that those users and suppliers of medical marijuana who complied with state laws, which required compliance with certain criteria, would not be prosecuted. As a result, it is now unclear if the DOJ will seek to enforce the Controlled Substances Act against those users and suppliers who comply with state marijuana laws.

Despite Attorney General Sessions’ rescission of the Cole Memorandum, the Department of the Treasury, Financial Crimes Enforcement Network, has not rescinded the “FinCEN Memo” dated February 14, 2014, which de-prioritizes enforcement of the Bank Secrecy Act against financial institutions and marijuana-related businesses which utilize them. This memo appears to be a standalone document and is presumptively still in effect. At any time, however, the Department of the Treasury, Financial Crimes Enforcement Network, could elect to rescind the FinCEN Memo. This would make it more difficult for the Company’s clients and potential clients to access the U.S. banking systems and conduct financial transactions, which would adversely affect the Company’s operations.

In 2014, Congress passed a spending bill (“2015 Appropriations Bill”) containing a provision (“Appropriations Rider”) blocking federal funds and resources allocated under the 2015 Appropriations Bill from being used to “prevent such States from implementing their own State medical marijuana law.” The Appropriations Rider seemed to have prohibited the federal government from interfering with the ability of states to administer their medical marijuana laws, although it did not codify federal protections for medical marijuana patients and producers. Moreover, despite the Appropriations Rider, the Justice Department maintains that it can still prosecute violations of the federal marijuana ban and continue cases already in the courts. Additionally, the Appropriations Rider must be re-enacted every year. While it was continued in 2016, 2017 and 2018, and remains in effect, continued re-authorization of the Appropriations Rider cannot be guaranteed. If Congress should pass a 2019 budget rather than an extension of the 2018 budget, it would need to renew the Appropriations Rider at such time, and there can be no assurance that the Appropriations Rider would be renewed at such time. Additionally, in the event of Congress failing either to pass a 2019 budget or an extension of the 2018 budget in the form of a “continuing resolution,” a government shutdown would result, and the Appropriations Rider would no longer be in force. If the Appropriation Rider is no longer in effect, the risk of federal enforcement and override of state marijuana laws would increase.

Further legislative development beneficial to the operations of the Company is not guaranteed

Among other things, the Company‘s business involves the provision of an online platform that provides monitoring and tracking of those involved in the cultivation, distribution, manufacture, storage, transportation and/or sale of medical and adult use cannabis products in compliance with applicable state law. The success of the Company’s business depends on the continued development of the cannabis industry and the activity of commercial business and government regulatory agencies within the industry. The continued development of the cannabis industry is dependent upon continued legislative and regulatory authorization of cannabis at the state level and a continued laissez-faire approach by federal enforcement agencies. Any number of factors could slow or halt progress in this area. Further regulatory progress beneficial to the industry cannot be assured. While there may be ample public support for legislative action, numerous factors impact the legislative and regulatory process, including election results, scientific findings or general public events. Any one of these factors could slow or halt progressive legislation relating to cannabis and the current tolerance for the use of cannabis by consumers, which could adversely affect demand for the Company’s product and its operations.

The cannabis industry could face strong opposition from other industries

The Company believes that established businesses in other industries may have a strong economic interest in opposing the development of the cannabis industry. Cannabis may be seen by companies in other industries as an attractive alternative to their products, including recreational marijuana as an alternative to alcohol, and medical marijuana as an alternative to various commercial pharmaceuticals. Many industries that could view the emerging cannabis industry as an economic threat are well established, with vast economic and federal and state lobbying resources. It is possible that companies within these industries could use their resources to attempt to slow or reverse legislation legalizing cannabis. Any inroads these companies make in halting or impeding legislative initiatives that would be beneficial to the cannabis industry could have a detrimental impact on the Company’s clients and, in turn on the Company’s operations.

The legality of marijuana could be reversed in one or more states

The voters or legislatures of states in which marijuana has already been legalized could potentially repeal applicable laws which permit the operation of both medical and retail marijuana businesses. These actions might force businesses, including those that are the Company’s clients, to cease operations in one or more states entirely.

Changing legislation and evolving interpretations of law

Laws and regulations affecting the medical and adult-use marijuana industry are constantly changing, which could detrimentally affect the Company’s clients and, in turn, the Company’s operations. Local, state and federal marijuana laws and regulations are broad in scope and subject to evolving interpretations, which could require the Company’s clients and thus the Company itself to incur substantial costs associated with modification of operations to ensure such clients’ compliance. In addition, violations of these laws, or allegations of such violations, could disrupt the Company’s clients’ business and result in a material adverse effect on the Company’s operations. In addition, it is possible that regulations may be enacted in the future that will limit the amount of cannabis growth or related products that the Company’s commercial clients are authorized to produce. The Company cannot predict the nature of any future laws, regulations, interpretations or applications, nor can it determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on its operations.

Dependence on client licensing

The Company’s business is dependent on its customers obtaining various licenses from various municipalities and state licensing agencies. There can be no assurance that any or all licenses necessary for the Company’s clients to operate their businesses will be obtained, retained or renewed. If a licensing body were to determine that a client of the Company had violated applicable rules and regulations, there is a risk the license granted to that client could be revoked, which could adversely affect the Company’s operations. There can be no assurance that the Company’s existing clients will be able to retain their licenses going forward, or that new licenses will be granted to existing and new market entrants.

Banking regulations could limit access to banking services

Since the use of marijuana is illegal under federal law, there is a compelling argument that banks cannot lawfully accept for deposit funds from businesses involved with marijuana. Consequently, businesses involved in the cannabis industry often have trouble finding a bank willing to accept their business. The inability to open bank accounts may make it difficult for the Company’s clients to operate and their reliance on cash can result in a heightened risk of theft, which could harm their businesses and, in turn, harm the Company’s business. Additionally, some courts have denied marijuana-related businesses bankruptcy protection, thus, making it very difficult for lenders to recoup their investments, which may limit the willingness of banks to lend to the Company’s clients and to the Company itself.

Insurance risks

In the United States, many marijuana-related businesses are subject to a lack of adequate insurance coverage. In addition, many insurance companies may deny claims for any loss relating to marijuana or marijuana-related operations based on their illegality under federal law, noting that a contract for an illegal transaction is unenforceable.

The cannabis industry is an evolving industry and we must anticipate and respond to changes.

The cannabis industry is not yet well-developed, and many aspects of this industry’s development and evolution cannot be accurately predicted. While the Company has attempted to identify many risks specific to the cannabis industry, you should carefully consider that there are other risks that cannot be foreseen or are not described in this proxy statement/prospectus, which could materially and adversely affect the Company’s business and financial performance. The Company expects that the cannabis market and the business of the Company will evolve in ways that are difficult to predict. For example, it is anticipated that over time, the Company will reach a point in most markets where it has achieved a market penetration level in which new client acquisitions are less productive, and the continued growth of the Company’s revenue will require more focus on increasing the rate at which existing clients purchase products and services across the Company’s platforms. The Company’s long-term success will depend on its ability to successfully adjust its strategy to meet the changing market dynamics. If the Company is unable to successfully adapt to changes in the cannabis industry, the Company’s operations could be adversely affected.

A significant portion of the Company’s business is, and is expected to be, from government contracts, which present certain unique risks.

Contracts for the Leaf Data Systems with government agencies in Pennsylvania and Washington represented 46% of the Company’s revenue for the fiscal year ended June 30, 2018 and 43% of the Company’s revenue for the nine months ended March 31, 2019.

In order to obtain a government contract for the Leaf Data Systems, the Company is required to follow a competitive bidding process in each state where it seeks a contract. Government contracts have very specific compliance requirements that often require contractors to invest material time and money to prepare a bid to ensure that its technology, processes and staff meet these specific requirements. After expenditures of such time and money, there is no assurance that the bid will result in an award of a contract. Further, even if a contract is awarded, there are strict procedures that government agencies follow when it comes to reimbursement of the costs incurred in the course of fulfilling contracts. Accordingly, it is possible that some or all costs might not be reimbursed under a government contract as contemplated by the Company.

Government agencies also typically audit and investigate government contractors. These agencies review a contractor's performance under its contracts, its cost structure, its business systems and compliance with applicable laws, regulations and standards. If an audit or investigation uncovers improper or illegal activities, we may be subject to civil or criminal penalties and administrative sanctions, including reductions of the value of contracts, contract modifications or terminations, forfeiture of profits, suspension of payments, penalties, fines and suspension, or prohibition from doing business with the government. In addition, we could suffer serious reputational harm if allegations of impropriety were made against us. Any such imposition of penalties, or the loss of such government contracts, could materially adversely affect our business, financial condition, results of operations and growth prospects.

There also is typically a longer window of liability under government contracts than private contracts, and the government can seek claims after the contract has ended and payments under the contract have been made. The terms of government contract may also require the sharing of proprietary information, processes, software and research and development efforts with the government. Additionally, government employees are required to follow certain protocols to ensure there is no appearance of impropriety in the bidding process. As a result, bidders on government contracts must ensure that there is no appearance of favoritism, gift giving, bribery or the exertion of other influences in the bidding process. Any finding of same can result in fines to the bidder and cancellation of contracts. The applicable state government generally has the ability to terminate the Company’s contract, in whole or in part, without prior notice, for convenience or for default based on performance. If a government contract were to be terminated for convenience, the Company generally would be protected by provisions covering reimbursement for costs incurred on the contract and profit on those costs, but not the anticipated profit that would have been earned had the contract been completed. The state government also has the ability to stop work under a contract for a limited period of time for its convenience.

We cannot assure you that the Company will be successful in navigating the government contract bidding process or that it will be able to maintain its existing government contracts or obtain additional government contracts in the future.

Privacy regulation is an evolving area and compliance with applicable privacy regulations may increase the Company’s operating costs or adversely impact its ability to service its clients and market its products and services.

Because the Company stores, processes, and uses data, some of which contains personal information, the Company is subject to complex and evolving federal, state, and foreign laws and regulations (including Canadian’s Cannabis Act and related regulations and the European Union’s general data protection regulation (“GDPR”)) regarding privacy, data protection, and other matters. While the Company believes it is currently in compliance with applicable laws and regulations, many of these laws and regulations are subject to change and uncertain interpretation, and could result in investigations, claims, changes to the Company’s business practices, increased cost of operations, and declines in user growth, retention, or engagement, any of which could seriously harm the Company’s business.

The Company relies on third parties for certain services made available to users of its platforms, which could limit the Company’s control over the quality of the user experience and its cost of providing services.

Some of the applications and services available through the Leaf Data System and MJ Platform are provided through relationships with third-party service providers. The Company does not typically have any direct control over these third-party service providers. These third-party service providers could experience service outages, data loss, privacy breaches, including cyber-attacks, and other events relating to the applications and services they provide that could diminish the utility of these services and which could harm users thereof. The MJ Platform itself does not depend on any third-party software or applications and is based entirely on open source technologies and custom programming. The MJ Platform, however, is hosted by Amazon Web Services, a third party service provider. There are readily available alternative hosting services available should the Company desire or need to move to a different web host. Certain ancillary services provided by the Company also uses the services of third party providers, for which, the Company believes, there are readily available alternatives on comparable economic terms. Offering integrated platforms, such as the Leaf Data System and MJ Platform which rely, in part, on the services of other providers lessens the control that the Company has over the total client experience. Should the third-party service providers the Company relies upon not deliver at standards the Company expects and desires, acceptance of the Company platforms could suffer, which would have an adverse effect on the Company’s business and financial performance. Further, the Company cannot be assured of entering into agreements with such third-party service providers on economically favorable terms.

To grow and be successful, the Company needs to attract and retain qualified personnel.

The Company’s growth and success will depend to a significant extent on its ability to identify, attract, hire, train and retain qualified professional, creative, technical and managerial personnel. Competition for experience and qualified talent in the cannabis industry can be intense. The Company may not be successful in identifying, attracting, hiring, training and retaining such personnel in the future. If the Company is unable to hire, assimilate and retain qualified personnel in the future, such inability could adversely affect the Company’s operations.

The Company is smaller and less diversified than many of its potential competitors.

While the Company believes it is a leading provider in the software solutions segment of the cannabis industry, there exists many general software design and integrated business platform companies seeking to provide online and software based business solutions and operations integration to customers in numerous industries. The continued growth of the cannabis industry will likely attract some of these existing companies and incentivize them to produce solutions that are competitive with those offered by us. Many of these potential competitors are a part of large diversified corporate groups with a variety of other operations and expansive resources. The Company may not be able to successfully compete with larger enterprises devoting significant resources to compete in its target marketspace.

Protecting and defending against intellectual property claims may have a material adverse effect on the Company’s business.

The Company’s ability to compete depends, in part, upon successful protection of its intellectual property relating to the Company’s Leaf Data Systems and MJ Platform. the Company seeks to protect its proprietary and intellectual property rights through patent applications, available copyright and trademark laws, nondisclosure agreements, and licensing and distribution arrangements with reputable companies in the target markets of the Company. While patent protection for inventions related to marijuana and marijuana-related products is available, there are substantial difficulties faced in the patent process by marijuana-related businesses. Further, patent applications may be rejected for numerous other reasons beyond those related to the cannabis industry, including that the subject matter of the application is found to be non-patentable. The Company’s previous patent applications were denied and while the Company is continuing to pursue such applications and believes they are with merit, there can be no assurance that patents will be issued on these applications. The failure to be awarded patents on its technology could weaken the Company’s ability to enforce its intellectual property rights. Any such enforcement, whether the Company’s has been granted patent protection or not, would be costly, and there can be no assurance that the Company will have the resources to undertake all necessary action to protect its intellectual property rights or that the Company will be successful. Any infringement of the Company’s material intellectual property rights could require the Company to redirect resources to actions necessary to protect same, and could distract management from its underlying business operations. An infringement of the Company’s material intellectual property rights and resulting actions could adversely affect the Company’s operations.

Others may assert intellectual property infringement claims against the Company.

Companies in the software and technology industries own large numbers of patents, copyrights, trademarks, and trade secrets, and frequently enter into litigation based on allegations of infringement, misappropriation, or other violations of intellectual property or other rights. In addition, various “non-practicing entities” that own patents and other intellectual property rights often attempt to aggressively assert their rights in order to extract value from technology companies. It is possible that others may claim from time to time that the Company’s products misappropriate or infringe the intellectual property rights of third parties. Irrespective of the validity or the successful assertion of any such claims, the Company could incur significant costs and diversion of resources in defending against these claims, which could adversely affect the Company’s operations. The Company may receive unfavorable preliminary or interim rulings in the course of litigation, and there can be no assurances that favorable final outcomes will be obtained in all cases. The Company may decide to settle such lawsuits and disputes on terms that are unfavorable to the Company. As a result, the Company may also be required to develop alternative non-infringing technology or practices or discontinue the practices. The development of alternative non-infringing technology or practices could require significant effort and expense or may not be feasible.

In any future acquisitions, the Company may not be able to successfully integrate acquired personnel, operations, and technologies, or effectively manage the combined business following the acquisition. the Company also may not achieve the anticipated benefits from future acquisitions due to a number of factors, including: (a) an inability to integrate or benefit from acquisitions in a profitable manner; (b) unanticipated costs or liabilities associated with the acquisition; (c) the incurrence of acquisition-related costs; (d) the diversion of management’s attention from other business concerns; (e) the loss of the Company’s or the acquired business’ key employees; or (f) the issuance of dilutive equity securities, the incurrence of debt, or the use of cash to fund such acquisitions.

The Company’s business and stock price may suffer as a result of its lack of public company operating experience and if securities or industry analysts do not publish or cease publishing research or reports about the Company, its business, or its market, or if they change their recommendations regarding the Common Stock in an adverse manner, the price and trading volume of the Common Stock could decline.

If the Company is unable to execute its business strategy, either as a result of its inability to manage effectively its business in a public company environment or for any other reason, the Company’s business, prospects, financial condition and operating results may be harmed.

The trading market for the Common Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on the Company. If no securities or industry analysts commence coverage of the Company, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Company changes its recommendation regarding the Company’ stock in an adverse manner, or provides more favorable relative recommendations about its competitors, the price of the Company’ common stock would likely decline. If any analyst who may cover the Company were to cease coverage of the Company or fail to regularly publish reports on it, the Company could lose visibility in the financial markets, which could cause the Company’ stock price or trading volume to decline.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002.

The Company is required to provide management’s attestation on internal controls commencing with its annual report for year ending June 30, 2019. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act of 2002 are significantly more stringent than those required of MJF as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the regulatory compliance and reporting requirements that are applicable to us. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its common stock.

Warrants will become exercisable for Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to the Company’s stockholders.

Currently there are warrants of the Company to purchase 5,939,365 shares of Common Stock and warrants of the Company held by a selling stockholder to purchase 243,750 shares of Common Stock. Each one share of the Company’s warrants is exercisable for one share of Common Stock at $11.50 per share. To the extent such warrants are exercised, additional shares of Common Stock will be issued, which will result in dilution to the then existing holders of Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of the Common Stock.

The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of NASDAQ and other applicable securities rules and regulations. Compliance with these rules and regulations increase the legal and financial compliance costs of the Company, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after it is no longer an “emerging growth company.” The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may need to hire more employees in the future or engage outside consultants to comply with these requirements, which will increase its costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. The Company intends to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and its business may be adversely affected.

We are an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make its shares of Common Stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Additionally, as an emerging growth company, we have elected to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates. It cannot be predicted if investors will find the Common Stock less attractive because we may rely on these exemptions. If some investors find the Common Stock less attractive as a result, there may be a less active trading market for the Common Stock and its share price may be more volatile.

A market for our securities may not continue, which would adversely affect the liquidity and price of the Company’s securities.

Our securities may fluctuate significantly due to general market and economic conditions. An active trading market for our securities may never develop or, if developed, may not be sustained. In addition, the price of our securities could vary due to general economic conditions and forecasts, its general business condition and the release of its financial reports. You may be unable to sell your securities unless a market can be established or sustained.

Anti-takeover provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws, as well as provisions of Delaware law, could impair a takeover attempt and limit the price investors might be willing to pay in the future for the Common Stock and could entrench management.

The Amended and Restated Certificate of Incorporation of the Company contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. The Company is also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

These provisions include a staggered Board of Directors and the ability of the Board of Directors to designate the terms of and issue new series of preferred shares, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

The Company is also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for the Company’ securities.

Our corporate opportunity provisions in our Amended and Restated Certificate of Incorporation could enable management to benefit from corporate opportunities that might otherwise be available to us.

Our Amended and Restated Certificate of Incorporation provides that the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Company, or any of its directors or officers in circumstances where the application of such doctrine would conflict with any fiduciary duties or contractual obligations they may otherwise have.

Our management may become aware, from time to time, of certain business opportunities (such as acquisition opportunities) and may direct such opportunities to other businesses in which they have invested, in which case the Company may not become aware of or otherwise have the ability to pursue such opportunity. Further, such businesses may choose to compete with the Company for these opportunities, possibly causing these opportunities to not be available to the Company or causing them to be more expensive for the Company to pursue. These potential conflicts of interest could adversely impact the Company’ business or prospects if attractive business opportunities are procured by such parties for their own benefit rather than for the Company.

Risks Relating to our Common Stock and this Offering

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing securities that would dilute your ownership. Depending on the terms available to us, if these activities result in significant dilution, it may negatively impact the trading price of our shares of Common Stock.

Any additional financing that we secure, may require the granting of rights, preferences or privileges senior to, or pari passu with, those of our Common Stock. Any issuances by us of equity securities may be at or below the prevailing market price of our Common Stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our Common Stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our shares of Common Stock. We cannot be certain how the repayment of those promissory notes will be funded and we may issue further equity or debt in order to raise funds to repay the promissory notes, including funding that may be highly dilutive. The holders of any securities or instruments we may issue may have rights superior to the rights of our Common Stockholders. If we experience dilution from the issuance of additional securities and we grant superior rights to new securities over Common Stockholders, it may negatively impact the trading price of our shares of Common Stock and you may lose all or part of your investment.

The market price of our shares of Common Stock is particularly volatile given our status as a relatively unknown company with a generally small and thinly traded public float and lack of profits, which could lead to wide fluctuations in our share price. You may be unable to sell your shares of Common Stock at or above your purchase price, which may result in substantial losses to you.

The market for our shares of Common Stock is characterized by significant price volatility when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats, and we expect that our share price will continue to be more volatile than the shares of such larger, more established companies for the indefinite future. The volatility in our share price is attributable to a number of factors, including the fact that our shares are thinly traded relative to larger, more established companies. The price for our shares of Common Stock could, for example, decline precipitously in the event that a large number of our shares of Common Stock are sold on the market without commensurate demand. Currently, there are public warrants of the Company to purchase 5,750,000 shares of Common Stock, which such warrants became exercisable on July 17, 2019. the In addition, because we may be considered a speculative or “risky” investment due to our lack of profits to date, certain investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares of Common Stock on the market more quickly and at greater discounts, thus resulting in a rapid downward decline in the price of our Common Stock. Many of these factors are beyond our control and may decrease the market price of our shares of Common Stock, regardless of our operating performance.

The market price of our Common Stock is still likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your shares of Common Stock at or above the price at which you acquired them.

The market price of our Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including, but not limited to:

●	Variations in our revenues and operating expenses;

●	Actual or anticipated changes in the estimates of our operating results or changes in stock market analyst recommendations regarding our Common Stock, other comparable companies or our industry generally;

●	Market conditions in our industry, the industries of our customers and the economy as a whole;

●	Actual or expected changes in our growth rates or our competitors’ growth rates;

●	Developments in the financial markets and worldwide or regional economies;

●	Announcements of innovations or new products or services by us or our competitors;

●	Announcements by the government relating to regulations that govern our industry;

●	Sales of our Common Stock or other securities by us or in the open market; and

●	Changes in the market valuations of other comparable companies.

The trading price of our shares of Common Stock might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, operating results and financial condition.

We have not paid dividends in the past and do not expect to pay dividends for the foreseeable future, and any return on investment may be limited to potential future appreciation in the value of our Common Stock.

We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends on our shares of Common Stock in the foreseeable future. Our payment of any future dividends will be at the discretion of our Board of Directors after taking into account various factors, including without limitation, our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. To the extent we do not pay dividends, our shares of Common Stock may be less valuable because a return on investment will only occur if and to the extent our stock price appreciates, which may never occur. In addition, investors must rely on sales of their Common Stock after price appreciation as the only way to realize their investment, and if the price of our Common Stock does not appreciate, then there will be no return on investment. Investors seeking cash dividends should not purchase our Common Stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholders.  However, we may receive proceeds from the sale of securities upon the exercise of the warrants held by MTech Sponsor (to the extent the registration statement of which this prospectus is a part is then effective and, if applicable, the “cashless exercise” provision is not utilized by the holder) and Options. Any net proceeds we receive will be used for general corporate and working capital or other purposes that the Board of Directors deems to be in the best interest of the Company.  As of the date of this prospectus, we cannot specify with certainty the particular uses for the net proceeds we may receive.  Accordingly, we will retain broad discretion over the use of these proceeds, if any.

DETERMINATION OF OFFERING PRICE

The selling stockholders will offer Common Stock at the prevailing market prices or privately negotiated price as they may determine from time to time.

The offering price of our Common Stock to be sold by the selling stockholders does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

In addition, there is no assurance that our Common Stock will trade at market prices in excess of the offering price as prices for Common Stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

SELLING STOCKHOLDERS

The following table sets forth certain information as of July 16, 2019, regarding the selling stockholders and the shares offered by them in this prospectus. In computing the number of shares owned by a person and the percentage ownership of that person in the table below, securities that are currently exercisable into shares of our Common Stock that are being offered in this prospectus are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each selling stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of ownership of each selling stockholder in the following table is based upon 10,589,746 shares of Common Stock outstanding as of July 16, 2019.

Except as set forth below, no selling stockholder has held a position as an officer or director of the Company, nor has any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling stockholders. The Common Stock being offered is being registered to permit secondary trading of the shares and the selling stockholders may offer all or part of the Common Stock owned for resale from time to time.  Except as set forth below, none of the selling stockholders have any family relationships with our officers, directors or controlling stockholders. Furthermore, none of the selling stockholders are a registered broker-dealer or an affiliate of a registered broker-dealer.

The term “selling stockholder” also includes any transferees, assignees, pledges, donees, or other successors in interest (including equity holders of entities listed below) to the selling stockholder named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the Common Stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholder who is able to use this prospectus to resell the securities registered hereby.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering Assuming All Shares are Sold (1)	Percentage of Common Stock Owned After Offering Assuming All Shares are Sold (1)
MTech Sponsor LLC (2)	1,824,880	1,824,880	-	-
Jessica Billingsley Living Trust (3)	1,335,802	1,335,802	-	-
Ruth Ann Kraemer (4)	26,716	26,716	-	-
Mark Iwanowski (5)	2,000	2,000	-	-
Amy A. Poinsett Revocable Living Trust (6)	1,335,802	1,335,802	-	-
Jud Wiebe Fund LLC (7)	189,391	189,391	-	-
Khitan LLC (8)	723,691	723,691	-	-
Seam Capital, LLC (7)	268,997	268,997	-	-
Alan Docter (9)	144,738	144,738	-	-
Daniel Marx (10)	62,029	62,029	-	-
LJM Group Investment III LLC (11)	310,152	310,152	-	-
ACS Pedersen LLC (12)	20,676	20,676	-	-
Cresco Capital Partners II LLC (13)	363,555	248,121	115,434	*
Monashee Capital Master Fund LP (14)	206,771	206,771	-	-
TOTAL	6,815,200	6,699,766	115,434	*

* Less than 1%

(1)	Assumes the sale of all shares offered pursuant to this prospectus.

(2)	Represents shares held by MTech Sponsor LLC (the “MTech Sponsor”) and shares issuable upon exercise of warrants held by MTech Sponsor. The managing members of MTech Sponsor are SS FL, LLC and Game Boy Partners, LLC. Scott Sozio and Douglas Rothschild are members of SS FL, LLC and Game Boy Partners, LLC, respectively. Messrs. Sozio and Rothschild are directors of the Company.

(3)	Jessica. Billingsley, the trustee of the Jessica Billingsley Living Trust, has sole and dispositive power over the shares held by the Jessica Billingsley Living Trust. Ms. Billingsley is the Chairman of the Board of Directors of the Company and its Chief Executive Officer.

(4)	Ruth Ann Kraemer is the Chief Financial Officer of the Company.

(5)	Mr. Iwanowski is a director of the Company.

(6)	Amy Poinsett, the trustee of Amy A. Poinsett Revocable Living Trust, has sole and dispositive power over the shares held by the Amy A. Poinsett Revocable Living Trust. Amy Poinsett was the co-founder of MJF along with Ms. Billingsley.

(7)	Matthew Kane, a director of the Company, is a manager of Jud Wiebe Fund LLC and Seam Capital, LLC, and as such, Mr. Kane has sole and dispositive power of the shares held by Jud Wiebe Fund LLC and Seam Capital, LLC. In connection with the June 2019 private placement, Seam Capital, LLC purchased 88,148 shares of Common Stock and may exercise an Option to purchase the same amount. In connection with the MTech Sponsor Stock Transfer Agreement, MTech Sponsor transferred 9,794 shares of Common Stock to Seam Capital, LLC

(8)	Emery Johnathon Huang, a former director of the Company, is a manager of Khitan LLC and as such, Mr. Huang has sole and dispositive power of the shares held by Khitan LLC. In connection with the June 2019 private placement, Khitan LLC purchased 342,801 shares of Common Stock and may exercise an Option to purchase the same amount. In connection with the MTech Sponsor Stock Transfer Agreement, MTech Sponsor transferred 38,089 shares of Common Stock to Khitan LLC.

(9)	In connection with the June 2019 private placement, Alan Docter purchased 68,560 shares of Common Stock and may exercise an Option to purchase the same amount. In connection with the MTech Sponsor Stock Transfer Agreement, MTech Sponsor transferred 7,618 shares of Common Stock to Mr. Docter.

(10)	In connection with the June 2019 private placement, Daniel Marx purchased 29,382 shares of Common Stock and may exercise an Option to purchase the same amount. In connection with the MTech Sponsor Stock Transfer Agreement, MTech Sponsor transferred 3,265 shares of Common Stock to Mr. Marx.

(11)	Stephen M. Dowicz is the investment manager of LJM Group LLC, which is the investment manager of LJM Group Investment # 1 LLC, which is the investment manager of LJM Group Investment III LLC, and as such, Mr. Dowicz has sole and dispositive power over the shares held by LJM Group Investment III LLC. In connection with the June 2019 private placement, LJM Group Investment III LLC purchased 146,914 shares of Common Stock and may exercise an Option to purchase the same amount. In connection with the MTech Sponsor Stock Transfer Agreement, MTech Sponsor transferred 16,324 shares of Common Stock to LJM Group Investment III LLC.

(12)	Ashesh C. Shah and Palle Pedersen are the managing members of ACS Pedersen LLC (d/b/a The London Fund SPV 10, LLC) and as such, Messrs. Shah and Pedersen have sole and dispositive power over the shares held by CS Pedersen LLC (d/b/a The London Fund SPV 10, LLC). In connection with the June 2019 private placement, ACS Pedersen LLC (d/b/a The London Fund SPV 10, LLC) purchased 9,794 shares of Common Stock and may exercise an Option to purchase the same amount. In connection with the MTech Sponsor Stock Transfer Agreement, MTech Sponsor transferred 1,088 shares of Common Stock to ACS Pedersen LLC (d/b/a The London Fund SPV 10, LLC).

(13)	Matthew K. Hawkins is a manager of Cresco Capital Management II, LLC, which is the sole manager of Cresco Capital Partners II LLC, and as such, has dispositive power over the shares held by Cresco Capital Partners II LLC. In connection with the June 2019 private placement, Cresco Capital Partners II LLC purchased 117,531 shares of Common Stock and may exercise an Option to purchase the same amount. In connection with the MTech Sponsor Stock Transfer Agreement, MTech Sponsor transferred 13,059 shares of Common Stock to Cresco Capital Partners II LLC.

(14)	Jeff Muller, Gerald Coughlan, and Tom Wynn are each authorized persons for Monashee Investment Management LLC, which is the SEC registered investment advisor for Monashee Capital Master Fund LP, and as such, Messrs. Muller, Coughlan, and Wynn have sole and dispositive power over the shares held by Monashee Capital Master Fund LP. In connection with the June 2019 private placement, Monashee Capital Master Fund LP purchased 97,944 shares of Common Stock and may exercise an Option to purchase the same amount. In connection with the MTech Sponsor Stock Transfer Agreement, MTech Sponsor transferred 10,883 shares of Common Stock to Monashee Capital Master Fund LP.

PLAN OF DISTRIBUTION

Selling Stockholders

The common stock held by the selling stockholders may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The sale of the selling stockholders’ common stock offered by this prospectus may be effected in one or more of the following methods:

●	Because a selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholder;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	transactions involving cross or block trades;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	in privately negotiated transactions;

●	short sales after the registration statement, of which this prospectus forms a part, becomes effective;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	“at the market” into an existing market for the common stock;

●	through the writing of options on the shares;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

In order to comply with the securities laws of certain states, if applicable, the shares of each of the selling stockholders may be sold only through registered or licensed brokers or dealers. In addition, in certain states, such shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

The selling stockholders may also sell shares of common stock under Rule 144 or Rule 145, as applicable, promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus.

The selling stockholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, such selling stockholder.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares held by the selling stockholders as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholders and/or purchasers of the common stock for whom the broker-dealers may act as agent.  The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

Each of the selling stockholders has advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

With regard only to the shares it sells for its own behalf, the selling stockholders may be deemed an “underwriter” within the meaning of the Securities Act.  This offering as it relates to the selling stockholder will terminate on the date that all shares issued to and issuable to the selling stockholders that are offered by this prospectus have been sold by the selling stockholders.

We may suspend the sale of shares by the selling stockholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

If any of the selling stockholders use this prospectus for any sale of the shares of common stock, such selling stockholder will be subject to the prospectus delivery requirements of the Securities Act.

Regulation M

The anti-manipulation rules of Regulation M under the Exchange Act of 1934, as amended (the “Exchange Act”) may apply to sales of our common stock and activities of the selling stockholder.

We have advised the selling stockholders that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

Our authorized share capital consists of 75,000,000 shares of Common Stock, $0.0001 par value per share, of which 10,589,746 shares of Common Stock are issued and outstanding as of July 16, 2019 and 5,000,000 shares of preferred stock, $0.0001 par value per share, of which none are issued and outstanding. We are a Delaware corporation and our affairs are governed by our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws. The following are summaries of material provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws insofar as they relate to the material terms of our common shares. Complete copies of our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws are filed as exhibits to our public filings.

Common Stock

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “KERN”.

All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. Subject to the prior rights of all classes or series of stock at the time outstanding having prior rights as to dividends or other distributions, all stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. Subject to the prior rights of creditors of the Corporation and the holders of all classes or series of stock at the time outstanding having prior rights as to distributions upon liquidation, dissolution or winding up of the Corporation, in the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative, preemptive rights, or subscription rights.

Election of Directors

Directors hold office until the next annual meeting of stockholders and are eligible for reelection at such meeting. Directors are elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. There is no cumulative voting for directors.

EXPERTS

The financial statements of MJF as of June 30, 2018 and 2017 and for each of the two years in the period ended June 30, 2018 incorporated by reference in this prospectus, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the Common Stock being issued pursuant to this registration statement have been passed upon for us by Ellenoff Grossman & Schole LLP located at 1345 Avenue of the Americas, New York, NY 10105.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have and will file annual, quarter and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission’s EDGAR system. You may inspect these documents and copy information from them at the Commission’s offices at public reference room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

We have filed a registration statement with the Commission relating to the offering of the shares. The registration statement contains information which is not included in this prospectus. You may inspect or copy the registration statement at the Commission’s public reference facilities or its website.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information that is different.

INCORPORATION OF DOCUMENTS BY REFERENCE

We are “incorporating by reference” certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus supplement. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus supplement will automatically update and supersede information contained in this prospectus supplement, including information in previously filed documents or reports that have been incorporated by reference in this prospectus supplement, to the extent the new information differs from or is inconsistent with the old information. We have filed or may file the following documents with the SEC and they are incorporated herein by reference as of their respective dates of filing:

●	Current Reports on Form 8-K filed with the SEC on June 17, 2019, June 20, 2019, June 21, 2019, July 2, 2019, and July 8, 2019;

●	Registration Statement on Form S-4, filed with the SEC on November 7, 2018, as amended on January 25, 2019, as amended on April 19, 2019, as amended on May 8, 2019, as amended on May 14, 2019; and

●	The description of the Common Stock contained in the registration statement on Form 8-A, filed by MTech with the SEC on January 26, 2018. The Company is the successor issuer to MTech.

All documents that we filed with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus supplement have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed modified, superseded or replaced for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus supplement, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus supplement. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit therein, that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus supplement, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

We will promptly provide, without charge to each person (including any beneficial owners) who receives a copy of this prospectus, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus supplement. You may request, orally or in writing, a copy of these documents, by contacting Jessica Billingsley, Chairman of the Board of Directors of the Company and Chief Executive Officer of Akerna Corp, at 1601 Arapahoe St. Denver, Colorado 80202. Our telephone number is (888) 932-6537. Information about us is also available at our website at http://www.Akerna.com. However, the information on our website is not a part of this prospectus supplement or the accompanying prospectus and is not incorporated by reference.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES LAW VIOLATIONS

Our directors and officers are indemnified to the fullest extent permitted under Delaware law. We may also purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a capacity, and such a policy may be obtained by us in the future.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our Common Stock. These purchasers will purchase our Common Stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

AKERNA CORP.

6,699,766 Shares of

Common Stock

PROSPECTUS

                    , 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The Company is paying all expenses of the offering. No portion of these expenses will be borne by the selling security holder. The selling security holder, however, will pay any other expenses incurred in selling its Common Stock, including any brokerage commissions or costs of sale.  Following is an itemized statement of all expenses in connection with the issuance and distribution of the securities to be registered.  All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC Registration Fee	$10,677.95
Accounting Fees and Expenses	$10,000
Legal Fees and Expenses	$35,000
Total	$55,677.95

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

Under Section 145 of the DGCL, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorney's fees), as well as judgments, fines and settlements, actually and reasonably incurred in connection with the defense of any action, suit or proceeding (other than an action by or in the right of the corporation) in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation for negligence or misconduct in the performance of his/her duty to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

Article VI of the Amended and Restated By-Laws of the Company contains provisions which are designed to provide mandatory indemnification of directors and officers of the Company to the full extent permitted by law, as now in effect or later amended. The Amended and Restated By-Laws further provide for reimbursement and advances of payment of expenses actually and reasonably incurred by a current or former director or officer of the Company under the circumstances contained therein.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed with this registration statement.

Exhibit
Number	Description
2.1+	Agreement and Plan of Merger, dated as of October 10, 2018, by and among MTech Acquisition Corp., Akerna Corp., Purchaser Merger Sub Inc., Company Merger Sub LLC, MTech Sponsor LLC in the capacity as the Purchaser Representative thereunder, MJ Freeway LLC and Harold Handelsman in the capacity as the Seller Representative thereunder (incorporated by reference to Exhibit 2.1 to the registrant’s Registration Statement on Form S-4 (File No. 333-228220))

2.2	First Amendment to Agreement and Plan of Merger, effective as of April 17, 2019, by and among MTech Acquisition Corp., Akerna Corp., MTech Purchaser Merger Sub Inc., MTech Company Merger Sub LLC, MTech Sponsor LLC,, in the capacity as the Purchaser Representative under the Merger Agreement, MJ Freeway LLC, and Jessica Billingsley, in the capacity as the Seller Representative under the Merger Agreement (incorporated by reference to Exhibit 2.2 to the registrant’s Registration Statement on Form S-4 (File No. 333-228220))

3.1	Amended and Restated Certificate of Incorporation of Akerna Corp. (incorporated by reference to Exhibit 3.1 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

3.2	Amended and Restated Bylaws of Akerna Corp. (incorporated by reference to Exhibit 3.2 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-4 (File No. 333-228220))

4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.2 to the registrant’s Registration Statement on Form S-4 (File No. 333-228220))

4.3	Form of Warrant Agreement (incorporated by reference to Exhibit 4.3 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

5.1*	Opinion of Ellenoff Grossman & Schole LLP

10.1	Registration Rights Agreement, dated January 29, 2018, by and among MTech Acquisition Corp., MTech Sponsor LLC, and MTech Sponsor LLC (incorporated by reference to Exhibit 10.1 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.2	First Amendment to Registration Rights Agreement, dated June 17, 2019, by and among MTech Acquisition Corp., Akerna Corp. and MTech Sponsor LLC (incorporated by reference to Exhibit 10.2 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.3	Stock Escrow Agreement, dated January 29, 2018, by and among MTech Acquisition Corp., MTech Sponsor LLC, and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.3 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.4	Amendment to Stock Escrow Agreement, dated June 17, 2019, by and among MTech Acquisition Corp., Akerna Corp., MTech Sponsor LLC, and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.4 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.5	Non-Competition and Non-Solicitation Agreement dated June 17, 2019, by and among Jessica Billingsley, Akerna Corp., MJ Freeway and MTech Sponsor LLC (incorporated by reference to Exhibit 10.5 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.6	Non-Competition and Non-Solicitation Agreement dated June 17, 2019, by and among Amy Poinsett, Akerna Corp., MJ Freeway and MTech Sponsor LLC (incorporated by reference to Exhibit 10.6 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.7	Form of Indemnification Agreement of Officers and Directors (incorporated by reference to Exhibit 10.7 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.8	Form of Subscription Agreement, by and among MTech Acquisition Corp., Akerna Corp., and each purchaser signatory thereto (incorporated by reference to Exhibit 10.8 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.9	Form of Agreement to Transfer Sponsor Shares, by and among MTech Acquisition Corp., Akerna Corp., each transferee signatory thereto, and Continental Stock Transfer &Trust Company (incorporated by reference to Exhibit 10.9 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.10	Employment Agreement, dated June 17, 2019, by and between Jessica Billingsley and Akerna Corp. (incorporated by reference to Exhibit 10.10 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.11	MTech Acquisition Holdings Inc. 2019 Long Term Incentive Plan (incorporated by reference to Exhibit 10.5 to the registrant’s Registration Statement on Form S-4 (File No. 333-228220))

10.12	Form of Option Grant Certificate (incorporated by reference to Exhibit 10.12 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.13	Form of Restricted Stock Unit Award (incorporated by reference to Exhibit 10.13 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.14	Form of Stock Award (incorporated by reference to Exhibit 10.14 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.15	Form of Restricted Stock Award (incorporated by reference to Exhibit 10.15 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.16	Form of Appreciation Rights Award (incorporated by reference to Exhibit 10.16 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.17	Form of Lock-Up Agreement, by and among MTech Acquisition Holdings, Inc., MTech Sponsor LLC, and each holder signatory thereto (incorporated by reference to Exhibit 10.3 to the registrant’s Registration Statement on Form S-4 (File No. 333-228220))

21.1*	Subsidiaries of Akerna Corp.

23.1*	Consent of Marcum LLP

23.3*	Consent of Opinion of Ellenoff Grossman & Schole LLP (included as Exhibit 5.1)

99.1	Unaudited Condensed Financial Statements of MJ Freeway, LLC for the Three and Nine Months Ended March 31, 2019 and 2018 (incorporated by reference to Exhibit 99.1 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

99.2	Audited Financial Statements of MJ Freeway, LLC for the Years Ended June, 2018 and 2017 (incorporated by reference to Exhibit 99.2 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

*	Filed herewith.

+	The exhibits and schedules to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(3) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(A)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (230.424 of this chapter);
(B)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(C)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(D)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) of section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof; and

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on this 17th day of July, 2019.

AKERNA CORP.

By:	/s/ Jessica Billingsley
Name: Jessica Billingsley
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jessica Billingsley his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact or his or her substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jessica Billingsley	Chief Executive Officer and Director	July 17, 2019
Jessica Billingsley	(Principal Executive Officer)

/s/ Ruth Ann Kraemer	Chief Financial Officer	July 17, 2019
Ruth Ann Kraemer	(Principal Financial and Accounting Officer)

/s/ Scott Sozio	Director	July 17, 2019
Scott Sozio

/s/ Douglas Rothschild	Director	July 17, 2019
Douglas Rothschild

/s/ Tahira Rehmatullah	Director	July 17, 2019
Tahira Rehmatullah

/s/ Matthew Kane	Director	July 17, 2019
Matthew Kane

/s/ Mark Iwanowski	Director	July 17, 2019
Mark Iwanowski